CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price	Registration Fee(1)

Common Stock of HEI (without par value)	$132,250,000	$5,198

(1)	Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee was calculated based on a maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $12,199 were previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (Nos. 333-113120, 333-113120-01 and 333-113120-02) filed by Hawaiian Electric Industries, Inc. (“HEI”) on February 26, 2004. Those fees have been carried forward for application in connection with offerings under the below-referenced Registration Statement. Pursuant to Rule 457(p), after application of the $5,198 registration fee due for this offering, $7,001 remains available for future registration fees. No additional registration fee has been paid with respect to this offering. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in HEI’s Registration Statement on Form S-3 (File Nos. 333-155053, 333-155053-01 and 333-155053-02).

Filed Pursuant to Rule 424(b)(2)
Under Securities Act of 1933
Registration No. 333-155053

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 5, 2008)

5,000,000 Shares

Hawaiian Electric Industries, Inc.

COMMON STOCK

Hawaiian Electric Industries, Inc. (“HEI”) is offering 5,000,000 shares of its common stock. The shares trade on the New York Stock Exchange under the symbol “HE.” On December 2, 2008, the last sale price of the shares as reported on the New York Stock Exchange was $25.87 per share.

Investing in the shares of common stock involves risks. See the information referred to under “Risk Factors” in the accompanying prospectus.

PRICE $23.00 A SHARE

		Underwriting
		Discounts	Proceeds,
		and	Before
	Price to Public	Commissions	Expenses, to HEI

Per Share	$23.00	$0.8625	$22.1375
Total	$115,000,000	$4,312,500	$110,687,500

HEI has granted the underwriters the right to purchase up to an additional 750,000 shares solely to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on December 8, 2008.

Morgan Stanley

Goldman, Sachs & Co.	Robert W. Baird & Co.	D.A. Davidson & Co.

December 2, 2008

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that HEI filed with the Securities and Exchange Commission using a “shelf’ registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about HEI, the shares of common stock being offered hereby and other information you should know before investing in the shares. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that HEI makes in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus before investing in the shares.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. HEI has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. HEI is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of those documents. HEI’s business, financial condition, results of operations and prospects may have changed since those dates.

(i)

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or in the incorporated documents. This summary is not complete and may not contain all of the information that may be important to you. Before making an investment decision, you should read this entire prospectus supplement and the accompanying prospectus as well as the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus, including in particular the information referred to under “Risk Factors” in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under “Forward-Looking Statements” in the accompanying prospectus. Unless indicated otherwise, the information in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

Hawaiian Electric Industries, Inc.

HEI was incorporated in 1981 under the laws of the State of Hawaii and is a holding company whose principal subsidiaries engage in the electric public utility and banking businesses in the State of Hawaii. HEI’s predecessor, Hawaiian Electric Company, Inc., or HECO, was incorporated in 1891 under the laws of the Kingdom of Hawaii (now the State of Hawaii). As a result of a 1983 corporate reorganization, HECO became an HEI subsidiary and the common shareholders of HECO became common shareholders of HEI. HEI’s executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813 and its telephone number is (808) 543-5662.

HEI has three operating segments: electric utilities, bank and “other”.

Electric Utilities.  HECO is a regulated electric public utility company engaged in the production, purchase, transmission, distribution and sale of electric energy on the island of Oahu, in the State of Hawaii. HECO’s subsidiaries, Hawaii Electric Light Company, Inc., or HELCO, incorporated on December 5, 1894, and Maui Electric Company, Limited, or MECO, incorporated on April 28, 1921, are also regulated electric public utilities, and provide electric service on the islands of Hawaii, Maui, Lanai and Molokai in the State of Hawaii. HECO and its subsidiaries provide the only electric public utility service to approximately 95% of Hawaii’s population in a service area of approximately 5,766 square miles. As of December 31, 2007, HECO and its subsidiaries owned 1,685 megawatts of net generating capacity and had long-term purchase power agreements for another 540 megawatts of firm capacity with various independent power producers in the State of Hawaii. Due to the isolated nature of their service territories, the electric public utilities must own or be able to contract for all the electric power generation required to meet their power supply needs.

The electric utility subsidiaries are vertically integrated and regulated by the Hawaii Public Utilities Commission, or PUC. Hawaii has not experienced any of the disaggregation or deregulation that occurred in the electric utility industry on the U.S. mainland over the past several years. The electric utility subsidiaries recently entered into an Energy Agreement with the State of Hawaii in which they make several commitments to the development of renewable energy and achieving energy efficiency. Keys to achieving reasonable returns from the electric utilities are containing costs, retaining customers by providing reliable service and maintaining close customer relationships, and receiving timely rate relief from the PUC when needed.

In the first nine months of 2008, the electric utilities’ revenues and net income amounted to 88% and 102%, respectively, of HEI’s consolidated revenues and income from continuing operations (including a negative impact of $19 million on consolidated revenues and $36 million on consolidated income from continuing operations, in each case as a result of the restructuring of the balance sheet of American Savings Bank, F.S.B., referred to below), compared to 83% and 62% in 2007, 84% and 69% in 2006 and 82% and 57% in 2005, respectively.

Bank.  HEI Diversified, Inc. is a wholly owned subsidiary of HEI and the direct parent of American Savings Bank, F.S.B., or ASB. ASB, acquired by HEI on May 26, 1988, is a federally chartered savings bank with 63 branches providing financial services to consumers and businesses. As of September 30, 2008, ASB was one of the largest financial institutions in the State of Hawaii, with total assets of $5.5 billion, and was in full compliance with Office of Thrift Supervision, or OTS, minimum capital requirements (minimum ratio requirements noted in parentheses) with a tangible capital ratio of 8.4% (1.5%), a core capital ratio of 8.4% (4.0%) and a total risk-based capital ratio of 13.1% (8.0%). ASB was also “well-capitalized” (minimum ratio requirements noted in parentheses) within the meaning of Federal Deposit Insurance Corporation regulations with a leverage ratio of 8.4% (5.0%), a Tier-1 risk-based capital ratio of 12.2% (6.0%) and a total risk-based capital ratio of 13.1% (10.0%).

ASB has undergone a major transition to become a full-service community bank serving both individual and business customers. Key to ASB’s success is its ability to increase its net interest and fee income while minimizing loan losses. ASB is diversifying its loan portfolio from single-family home mortgages to higher-yielding, shorter-duration consumer, business and commercial real estate loans. In June 2008, ASB substantially completed the restructuring of its balance sheet through the sale of mortgage-related securities and agency notes for approximately $1.3 billion and the early extinguishment of certain borrowings of approximately $1.2 billion to strengthen future profitability ratios and enhance future net interest margin. These transactions resulted in a charge to net income of $36 million in the second quarter of 2008 ($12 million after-tax attributable to realized losses on the sales of the mortgage-related securities and agency notes and $24 million after-tax attributable to fees associated with the early retirement of the Federal Home Loan Bank advances and securities sold under agreements to repurchase).

In the first nine months of 2008, ASB’s revenues and net income amounted to 12% and 16%, respectively, of HEI’s consolidated revenues and income from continuing operations (including a negative impact of $19 million on consolidated revenues and $36 million on consolidated income from continuing operations, in each case as a result of ASB’s balance sheet restructuring), compared to 17% and 63% in 2007, 17% and 52% in 2006 and 18% and 51% in 2005, respectively.

Other.  The “other” business segment includes the results of operations of HEI corporate and several direct and indirect subsidiaries. The business and affairs of these subsidiaries have been substantially wound up over the past few years. In the first nine months of 2008, the “other” segment’s revenues and net income (loss) amounted to (0.01%) and (18%), respectively, of HEI’s consolidated revenues and income (loss) from continuing operations (including a negative impact of $19 million on consolidated revenues and $36 million on consolidated income from continuing operations, in each case as a result of ASB’s balance sheet restructuring), respectively, compared to 0.2% and (24%) in 2007, (0.1%) and (21%) for 2006 and 1% and (8%) for 2005, respectively.

The Offering

Common stock offered	5,000,000 shares

Common stock to be outstanding after this offering	90,173,442 shares (not including additional shares that may be issued under various HEI dividend reinvestment, employee and director plans)

Over-allotment option	750,000 shares

Use of proceeds	See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section on page 1 of the accompanying prospectus for information concerning factors to consider carefully before deciding to purchase the shares.

NYSE symbol	HE

Current indicated annual dividend rate per share	$1.24, payable quarterly

Indicated annual dividend yield on December 2, 2008	4.8%

The number of shares outstanding after this offering is based on the number of shares of common stock outstanding as of December 2, 2008, and excludes 4.5 million shares of common stock available for future issuance under outstanding and future grants and awards under HEI’s 1987 Stock Option and Incentive Plan as incentive stock options, nonqualified stock options (NQSOs), restricted stock, stock appreciation rights (SARs), stock payments and dividend equivalents. As of December 2, 2008, 377,500 shares of NQSOs and 58,834 shares of related dividend equivalents were outstanding and 791,000 shares of SARs and 38,153 shares of related dividend equivalent rights were outstanding.

On October 31, 2008, the HEI Board of Directors declared a dividend of $0.31 per share payable on December 10, 2008 to shareholders of record on November 17, 2008. Purchasers of the shares offered by this prospectus supplement will not be entitled to receive this dividend.

For a complete description of the common stock, please refer to “Description of Common Stock and Preferred Stock” in the accompanying prospectus.

Summary Consolidated Financial Information

The following summary consolidated financial information of HEI for the years ended December 31, 2005, 2006 and 2007 has been derived from the consolidated financial statements of HEI and the notes thereto, which consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, and are incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary consolidated financial information of HEI for the nine-month periods ended September 30, 2007 and September 30, 2008, and the information under “Capitalization”, are derived from the unaudited consolidated financial statements of HEI and the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. All such summary consolidated financial information of HEI, and the other financial information of HEI in this prospectus supplement, are qualified in their entirety by, and should be read in conjunction with, the consolidated financial statements and the other information about HEI included elsewhere in this prospectus supplement, the accompanying prospectus or the incorporated documents. The results of operations for the nine-month periods ended September 30, 2007 and September 30, 2008 may not necessarily be indicative of the results to be expected for any full calendar year, and historical results are not necessarily indicative of the results of operations to be expected in the future.

				Nine Months Ended
	Years Ended December 31,			September 30,
	2005	2006	2007	2007	2008
	(in thousands except per share amounts)

Income statement data:
Revenues	$2,215,564	$2,460,904	$2,536,418	$1,828,247	$2,419,103
Operating income	271,422	239,396	203,732	121,867	166,477
Net income (loss):
Continuing operations	$127,444	$108,001	$84,779	$44,194	$76,384
Discontinued operations	(755)	—	—	—	—

	$126,689	$108,001	$84,779	$44,194	$76,384

Basic earnings (loss) per common share:
Continuing operations	$1.58	$1.33	$1.03	$0.54	0.91
Discontinued operations	(0.01)	—	—	—	—

	$1.57	$1.33	$1.03	$0.54	$0.91

Diluted earnings (loss) per common share:
Continuing operations	$1.57	$1.33	$1.03	$0.54	$0.91
Discontinued operations	(0.01)	—	—	—	—

	$1.56	$1.33	$1.03	$0.54	$0.91

Dividends per common share	$1.24	$1.24	$1.24	$0.93	$0.93
Weighted-average number of common shares outstanding	80,828	81,145	82,215	81,949	84,052
Adjusted weighted-average shares	81,200	81,373	82,419	82,180	84,182
Cash flow data:
Net cash provided by operating activities	$218,438	$286,052	$217,341	$169,978	$74,119
Depreciation of property, plant and equipment	133,892	141,184	147,881	111,007	113,423
Other amortization	8,269	10,778	11,878	9,275	3,927
Capital expenditures	223,675	210,529	218,297	139,122	172,948
Balance sheet data:
Cash and cash equivalents	$151,513	$177,630	$145,855	$167,020	$166,709
Total assets	9,951,577	9,891,209	10,293,916	10,030,599	9,240,927
Total liabilities	8,700,654	8,761,676	8,984,196	8,865,882	7,886,034
Stockholders’ equity	1,216,630	1,095,240	1,275,427	1,130,424	1,320,600

USE OF PROCEEDS

The net proceeds to HEI from the sale of the shares of common stock offered hereby, after deduction of the underwriting discounts and commissions and estimated expenses payable by HEI, will be approximately $110.4 million (or $127.0 million if the underwriters’ over-allotment option is exercised in full). HEI intends to use the net proceeds from this offering:

•	to repay HEI’s outstanding short-term indebtedness consisting of borrowings under HEI’s line of credit facility and commercial paper borrowings;

•	to make loans to HECO (principally to permit HECO to repay a portion of its outstanding commercial paper borrowings, the proceeds of which were used partly to finance HECO’s ongoing capital expenditure programs); and

•	for working capital and other general corporate purposes.

As of December 2, 2008:

•	borrowings under HEI’s line of credit facility totaled approximately $40 million and had a weighted average annual interest rate of 1.8% and remaining maturities of 13 days;

•	HEI had approximately $4.9 million in commercial paper outstanding with a weighted average interest rate of 3.7% and remaining maturities of 3 days; and

•	HECO had approximately $72 million in commercial paper outstanding with a weighted average interest rate of 4.1% and remaining maturities ranging from 1 to 13 days.

All or a portion of the proceeds from the sale of the shares of common stock may be invested temporarily, until their application to the foregoing uses, in commercial paper, repurchase agreements, United States treasury securities, United States federal agency securities, certificates of deposit, tax-exempt securities, money market preferred stock, money market funds, time deposits or Euro dollar deposits, or a combination of such short-term investments.

COMMON STOCK PRICE RANGE AND DIVIDENDS

HEI’s common stock is traded on the New York Stock Exchange. The common stock trades under the symbol HE. The following table sets forth the high and low intraday sales prices of the common stock, as reported on the New York Stock Exchange Composite Transactions Tape, and dividends per share of common stock paid (or declared) by HEI for the calendar quarters indicated.

	Price Range
Period	High	Low	Dividend

2006:
First quarter	$27.26	$25.71	$0.31
Second quarter	27.92	25.69	0.31
Third quarter	28.94	26.07	0.31
Fourth quarter	28.18	26.50	0.31
2007:
First quarter	27.49	25.10	0.31
Second quarter	26.73	22.81	0.31
Third quarter	23.91	20.25	0.31
Fourth quarter	23.95	20.92	0.31
2008:
First quarter	23.95	20.95	0.31
Second quarter	27.16	23.89	0.31
Third quarter	29.75	23.50	0.31
Fourth quarter (through December 2, 2008)	29.06	22.25	0.31

The last reported sale price of the common stock on December 2, 2008 on the New York Stock Exchange was $25.87 per share. As of December 1, 2008, HEI had 10,786 common shareholders of record.

HEI (and prior to July 1, 1983, HEI’s predecessor, HECO) has paid dividends continuously since 1901. Common stock dividends have customarily been paid quarterly on or about the 10th of March, June, September and December to shareholders of record on the dividend record date. While HEI currently intends to continue the practice of paying dividends quarterly, the amount and timing of future dividends are necessarily dependent upon future earnings of its subsidiaries, financial requirements and other factors considered by HEI’s Board of Directors, including legal requirements and contractual restrictions. The ability of certain of HEI’s direct and indirect subsidiaries to pay dividends or make other distributions to HEI, or to make loans or extend credit to or purchase assets from HEI, is subject to contractual, statutory and regulatory restrictions, including without limitation the provisions of an agreement with the PUC (pertaining to HEI’s electric utility subsidiaries) and the minimum capital requirements imposed by law on ASB, including the need for ASB to receive prior approval of dividends from the Office of Thrift Supervision, as well as restrictions and limitations set forth in debt instruments, preferred stock resolutions and guarantees. HEI does not expect that the regulatory and contractual restrictions applicable to HEI or its direct or indirect subsidiaries will significantly affect its ability to pay dividends on its common stock. See “Risk Factors” and “Description of Common and Preferred Stock — Common Stock — Dividend Rights and Limitations” in the accompanying prospectus.

CAPITALIZATION

The following table shows HEI’s consolidated capitalization, including short-term debt consisting of commercial paper and borrowings under HEI’s line of credit facility, as of September 30, 2008, and as adjusted to give effect to the issuance of the shares of common stock offered by this prospectus supplement and the application of the net proceeds from the sale of those shares as described under “Use of Proceeds”.

	As of September 30, 2008
					Percent of
			Percent of		Total
			Total	As	Capitalization
	Amount		Capitalization	Adjusted	As Adjusted
	(in thousands)			(in thousands)

Short-term debt(1)	$230,566	(2)	8.24%	$120,179	4.30%
Long-term debt	1,210,901		43.30%	1,210,901	43.30%
Preferred stock of subsidiaries — not subject to mandatory redemption	34,293		1.23%	34,293	1.23%
Stockholders’ equity	1,320,600		47.23%	1,430,987	51.17%

Total capitalization	$2,796,360		100.00%	$2,796,360	100.00%

(1)	Excludes ASB’s deposit liabilities and other borrowings.
(2)	Consists of $50 million of HEI’s commercial paper, $40 million of HEI’s borrowings under its line of credit facility and $141 million of HECO’s commercial paper.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and HEI has agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares

Morgan Stanley & Co. Incorporated	3,000,000
Goldman, Sachs & Co.	1,000,000
Robert W. Baird & Co. Incorporated	750,000
D.A. Davidson & Co.	250,000

Total	5,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from HEI and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the public offering price and other selling terms may from time to time be varied by the representative.

Over-allotment Option

HEI has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 750,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Commissions and Discounts

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to HEI. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 750,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise

Public offering price	$23.00	$115,000,000	$132,250,000
Underwriting discounts and commissions to be paid by HEI	$0.8625	$4,312,500	$4,959,375
Proceeds, before expenses, to HEI	$22.1375	$110,687,500	$127,290,625

The estimated offering expenses payable by HEI, exclusive of the underwriting discounts and commissions, are approximately $300,000.

New York Stock Exchange Listing

HEI’s common stock is listed on the New York Stock Exchange under the trading symbol “HE.”

No Sale of Similar Securities

HEI and its nonemployee directors and executive officers (except with respect to up to 3,000 shares of common stock owned by one nonemployee director) have agreed, with exceptions (including exceptions for issuances by HEI of common stock under the HEI Dividend Reinvestment and Stock Purchase Plan, Retirement Savings Plan and Non-Employee Director Plan and upon exercises of existing options and grants of options to purchase common stock under existing employee and director plans) that, without the prior written consent of the representative on behalf of the underwriters, HEI and they will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of the representative on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to the sale of shares to the underwriters.

Price Stabilization and Short Positions

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Indemnification

HEI and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Electronic Distribution

This prospectus supplement (together with the accompanying prospectus) in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking or commercial banking and other commercial dealings with HEI and its subsidiaries for which they have received, and will in the future receive, customary fees.

European Economic Area

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d) in any other circumstances which do not require the publication by HEI of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to HEI and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for HEI by Goodsill Anderson Quinn & Stifel LLP, Honolulu, Hawaii. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP will rely upon the opinion of Goodsill Anderson Quinn & Stifel LLP as to matters of Hawaii law.

PROSPECTUS

Hawaiian Electric Industries, Inc.

Senior Debt Securities
Senior Subordinated Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Common Stock
Stock Purchase Contracts
Stock Purchase Units

Hawaiian Electric Industries Capital Trust II
Hawaiian Electric Industries Capital Trust III

Trust Preferred Securities
Guaranteed as set forth herein by Hawaiian Electric Industries, Inc.

Hawaiian Electric Industries, Inc. (“HEI”), Hawaiian Electric Industries Capital Trust II and Hawaiian Electric Industries Capital Trust III (each, a “Trust” and, together, the “Trusts”) may offer the above-referenced securities from time to time in one or more series. This prospectus provides you with a general description of these securities. HEI will provide specific information about the offering and the terms of these securities in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

The common stock of HEI is listed on the New York Stock Exchange under the symbol “HE”.

HEI’s principal executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813 and HEI’s telephone number is (808) 543-5662.

Investing in the securities offered by this prospectus and any prospectus supplement involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 1 before purchasing any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HEI and the Trusts may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities. See “Plan of Distribution”.

The date of this prospectus is November 5, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that HEI and the Trusts filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, HEI or the Trusts may issue and sell any combination of the securities described in this prospectus in one or more offerings. HEI and the Trusts may offer any of the following securities:

•	Senior Debt Securities, Senior Subordinated Debt Securities and Junior Subordinated Debt Securities, each of which may be convertible into our Common Stock;

•	Trust Preferred Securities and related Trust Guarantees, the proceeds of which will be used to purchase our Junior Subordinated Debt Securities;

•	Preferred Stock, which may be convertible into our Common Stock;

•	Common Stock; and

•	Stock Purchase Contracts and Stock Purchase Units.

This prospectus provides you with a general description of the securities HEI and the Trusts may offer. Each time HEI or the Trusts sell securities, HEI or the applicable Trust will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement HEI and the Trusts filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

RISK FACTORS

Investing in our securities involves risks. Before you make such an investment, you should carefully consider the information under the heading “Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference into this prospectus;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008, which are incorporated by reference into this prospectus; and

•	any other documents that we file with the SEC after the date of this prospectus and which are deemed to be incorporated by reference into this prospectus.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

Hawaiian Electric Industries, Inc. (“HEI”) was incorporated in 1981 under the laws of the State of Hawaii and is a holding company whose principal subsidiaries engage in the electric public utility and bank businesses in the State of Hawaii. HEI’s predecessor, Hawaiian Electric Company, Inc. (“HECO”), was incorporated in 1891 under the laws of the Kingdom of Hawaii (now the State of Hawaii). As a result of a 1983 corporate reorganization, HECO became an HEI subsidiary and the common shareholders of HECO became common shareholders of HEI.

HECO is a regulated electric public utility company engaged in the production, purchase, transmission, distribution and sale of electric energy on the island of Oahu, in the State of Hawaii. HECO’s subsidiaries, Hawaii Electric Light Company, Inc., incorporated on December 5, 1894, and Maui Electric Company, Limited, incorporated on April 28, 1921, are also regulated electric public utilities, and provide electric service on the islands of Hawaii, Maui, Lanai and Molokai in the State of Hawaii. HECO and its subsidiaries serve approximately 95% of the population of the State of Hawaii in a service area of approximately 5,766 square miles.

HEI’s other principal subsidiary is American Savings Bank, F.S.B. (“ASB”), one of Hawaii’s largest financial institutions, with 63 branches throughout the State of Hawaii and assets of $5.5 billion as of September 30, 2008. ASB, acquired in 1988, is a federally chartered savings bank, providing a wide range of banking and other financial services to consumers and businesses within Hawaii.

HEI’s strategy is to focus its resources on its two core operating businesses, providing electric public utility and banking services in Hawaii. For additional information concerning HEI’s and its subsidiaries’ businesses and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings, descriptions of certain laws and regulations to which those companies are subject, and possible restrictions on the ability of certain of HEI’s subsidiaries to pay dividends or make other distributions to HEI, prospective purchasers should refer to the documents incorporated by reference that are listed under the caption “Where You Can Find More Information”.

THE HAWAIIAN ELECTRIC INDUSTRIES CAPITAL TRUSTS

Each of the Trusts is a statutory trust created under Delaware law pursuant to (a) a separate trust agreement (as amended and/or restated from time to time, each a “Trust Agreement”) executed by HEI, as depositor for that Trust (the “Depositor”) and the Trustees (as defined herein) for that Trust and (b) the filing of a certificate of trust with the Delaware Secretary of State. Each Trust exists for the exclusive purposes of (i) issuing two classes of trust securities (collectively, the “Trust Securities”), the trust preferred securities (the “Trust Preferred Securities”) and the trust common securities (the “Trust Common Securities”), which together represent undivided beneficial interests in the assets of that Trust, (ii) investing the gross proceeds of the Trust Securities in Company Debentures (as defined herein), and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be owned by HEI. The Trust Common Securities of each Trust will rank equally and payments will be made thereon pro rata with the Trust Preferred Securities of that Trust except that, upon an event of default under the Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. HEI will acquire Trust Common Securities of each Trust in an aggregate liquidation preference amount equal to approximately 3 percent of the total capital of each Trust.

Subject to the Trust Agreement, if any proposed amendment thereto provides for, or the Trustees otherwise propose to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the Trust Preferred Securities, whether by way of amendment to such Trust Agreement or otherwise, or (ii) the dissolution, winding-up or termination of the related Trust, other than pursuant to the terms of such Trust Agreement, then the holders of outstanding Trust Preferred Securities will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the outstanding Trust Preferred Securities.

Each Trust shall be subject to dissolution and termination as provided in the applicable Trust Agreement. Each Trust’s business and affairs will be conducted by the trustees (the “Trustees”) appointed by HEI, as the holder of record of all the Trust Common Securities. The holder of record of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Regular Trustees of a Trust. The duties and obligations of the Trustees shall be governed by the Trust Agreement of their respective Trust. One or more of the Trustees for each Trust will be persons who are employees or officers of or affiliated with HEI (the “Regular Trustees”). One Trustee of each Trust will be a financial institution which will be unaffiliated with HEI and which shall act as institutional trustee under the Trust Agreement and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), pursuant to the terms set forth in the applicable prospectus supplement (the “Property Trustee”). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Trustee of each Trust will have its principal place of business or reside in the State of Delaware (the “Delaware Trustee”). HEI will pay all fees and expenses related to each of the Trusts and the offering of Trust Securities pursuant to an expense agreement, other than distributions or other payments in respect of Trust Preferred Securities. The initial Property Trustee and the initial Delaware Trustee for each Trust is U.S. Bank National Association and U.S. Bank Trust National Association, respectively. The office of the Property Trustee, which shall be the principal office for each of the

Trusts, is 100 Wall Street, Suite 1600, New York, New York 10005. The office of the Delaware Trustee for each Trust in the State of Delaware, and its principal place of business, is 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801.

USE OF PROCEEDS

Unless stated otherwise in any prospectus supplement, HEI may use the net proceeds received from any sale of the offered securities:

•	to redeem, repurchase, repay or retire outstanding short-term and long-term indebtedness, including indebtedness arising out of the previous issuances of commercial paper and notes;

•	make investments in and loans to HEI’s subsidiaries (principally to help finance the subsidiaries’ ongoing capital expenditure programs, to retire their indebtedness and to make investments in and loans to their subsidiaries);

•	to finance strategic investments in, or future acquisitions of, other entities or their assets, including by HEI’s subsidiaries; or

•	for working capital and other general corporate purposes.

The prospectus supplement relating to a particular offering of securities by HEI will identify the use of proceeds from that offering.

The proceeds from the sale of Trust Preferred Securities by a Trust will be invested in Company Debentures. Except as HEI may otherwise describe in the related prospectus supplement, HEI expects that the net proceeds from the sale of such Company Debentures to a Trust will be used for the above purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following tables set forth the ratio of earnings to fixed charges for HEI and its subsidiaries for the periods indicated.

						Nine Months
						Ended
	Years Ended December 31,					September 30,
	2003	2004	2005	2006	2007	2007	2008

Ratio of Earnings to Fixed Charges, excluding interest on ASB deposits	2.11	2.32	2.31	2.08	1.78	1.53	2.11

Ratio of Earnings to Fixed Charges, including interest on ASB deposits	1.84	2.00	1.98	1.73	1.52	1.35	1.76

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represent the sum of (i) pretax income from continuing operations (excluding undistributed income or loss from equity investees) and (ii) fixed charges (excluding capitalized interest). “Fixed charges” are calculated both excluding and including interest on ASB’s deposits during the applicable periods and represent the sum of (i) interest, whether capitalized or expensed, but excluding interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI’s consolidated statements of income, (ii) amortization of debt expense and discount or premium related to any indebtedness, whether capitalized or expensed, (iii) the interest factor in rental expense, (iv) the non-intercompany preferred stock dividend requirements of HEI’s subsidiaries, increased to an amount representing the pretax earnings required to cover such dividend requirements and (v) in 2003 and prior years, when HEI’s and HECO’s trust subsidiaries were consolidated, the preferred securities distribution requirements of trust subsidiaries. HEI has not previously issued Preferred Stock and consequently pays no preferred stock dividends.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that the registrants filed with the SEC under the Securities Act of 1933 (the “Securities Act”). The registration statement contains or incorporates by reference additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. HEI is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, therefore, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that HEI files at the SEC’s public reference room at Room 1580, 100 F Street, N.E.,Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies (such as HEI) that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives at the SEC’s web site. HEI’s SEC filings, and other information with respect to HEI, may also be obtained on the Internet at HEI’s web site at http://www.hei.com. This information on HEI’s website is not incorporated by reference in this prospectus. The Trusts will not be subject to the informational requirements of the Exchange Act.

The SEC allows HEI to “incorporate by reference” the information that it files with the SEC, which means that HEI can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. Later information that HEI files with the SEC will automatically update and supersede information in this prospectus or an earlier filed document. HEI has filed with the SEC (File No. 1-8503) and incorporates by reference the following documents:

•	Our Annual Report on Form 10-K, for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Our Current Reports on Form 8-K filed January 25, 2008, January 28, 2008, February 4, 2008, February 22, 2008 (to the extent filed under Item 8.01 thereof), March 20, 2008, April 17, 2008, April 30, 2008, May 9, 2008, June 16, 2008, June 26, 2008, July 7, 2008, July 11, 2008, July 29, 2008, September 9, 2008, October 21, 2008 and October 30, 2008; and

•	All reports and other documents subsequently filed by HEI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the time that all securities offered hereby are sold.

You may request a free copy of any of these incorporated documents by writing or telephoning HEI at the following address or telephone number: Investor Relations, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730, telephone: (808) 543-7371.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. HEI has not, and the underwriters and agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. HEI is not, and the underwriters and agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement or the documents incorporated by reference is accurate only as of the date of those documents. The business, financial condition, results of operations and prospects of HEI and its subsidiaries may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, which includes documents incorporated by reference, contains statements which are not based on historical facts but are considered “forward-looking”. Forward-looking statements, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “predicts”, “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements.

Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These considerations include the risks and uncertainties identified in this prospectus, in any prospectus supplement and in the incorporated documents. Forward-looking statements are not guarantees of future performance and the actual results that HEI achieves may differ materially. In addition, forward-looking statements speak only as of the date of the document in which they are made and, except for its ongoing obligations to disclose material information under the federal securities laws, HEI assumes no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following risks, uncertainties and other important factors, in addition to those referenced under “Risk Factors” and elsewhere in this prospectus, any accompanying prospectus supplement and the documents described under “Where You Can Find More Information,” could cause actual results to differ materially from historical results and from management expectations as suggested by such “forward-looking” statements:

•	the effects of international, national and local economic conditions, including the state of the Hawaii tourist and construction industries, the strength or weakness of the Hawaii and continental U.S. real estate markets (including the fair value and/or the actual performance of collateral underlying loans and mortgage-related securities held by ASB), decisions concerning the extent of the presence of the federal government and military in Hawaii, and the implications and potential impacts of the current capital market conditions and the Emergency Economic Stabilization Act of 2008 (President Bush administration’s plan for a $700 billion bailout of the financial industry);

•	the effects of weather and natural disasters, such as hurricanes, earthquakes, tsunamis and potential effects of global warming;

•	global developments, including the effects of terrorist acts, the war on terrorism, continuing U.S. presence in Iraq and Afghanistan, potential conflict or crisis with North Korea and in the Middle East, Iran’s nuclear activities and potential avian flu pandemic;

•	the timing and extent of changes in interest rates and the shape of the yield curve;

•	the ability of HEI and its subsidiaries to access credit markets to obtain commercial paper and other short-term and long-term debt financing and to access capital markets to issue common stock (HEI) and preferred stock or hybrid securities (the utility subsidiaries) given the volatile and challenging market conditions;

•	the risks inherent in changes in the value of and market for securities available for sale and in the value of pension and other retirement plan assets;

•	changes in assumptions used to calculate retirement benefits costs and changes in funding requirements;

•	increasing competition in the electric utility and banking industries (e.g., increased self-generation of electricity may have an adverse impact on HECO’s revenues and increased price competition for deposits, or an outflow of deposits to alternative investments, may have an adverse impact on ASB’s cost of funds);

•	the effects of the implementation of the Energy Agreement with the State of Hawaii and Consumer Advocate setting forth the goals and objectives of a Hawaii Clean Energy Initiative (the “HCEI”), and of the fulfillment by HEI’s electric utility subsidiaries of their commitments under the Energy Agreement;

•	capacity and supply constraints or difficulties, especially if generating units (utility-owned or independent power producer owned) fail or measures such as demand-side management, distributed generation, combined heat and power or other firm capacity supply-side resources fall short of achieving their forecasted benefits or are otherwise insufficient to reduce or meet peak demand;

•	increased risk to generation reliability as generation peak reserve margins on Oahu continue to be strained;

•	fuel oil price changes, performance by suppliers of their fuel oil delivery obligations and the continued availability to HEI’s electric utility subsidiaries of their energy cost adjustment clauses (“ECACs”);

•	the risks associated with increasing reliance on renewable energy, as contemplated under the Energy Agreement, including the availability of non-fossil fuel supplies for renewable generation and the operational impacts of adding intermittent sources of renewable energy to the electric grid;

•	the ability of independent power producers to deliver the firm capacity anticipated in their power purchase agreements;

•	the ability of HEI’s electric utility subsidiaries to negotiate, periodically, favorable fuel supply and collective bargaining agreements;

•	new technological developments that could affect the operations and prospects of HEI and its subsidiaries (including HECO and its subsidiaries and ASB and its subsidiaries) or their competitors;

•	federal, state and international governmental and regulatory actions, such as changes in laws, rules and regulations applicable to HEI, HECO, ASB and their subsidiaries (including changes in taxation, regulatory changes resulting from the HCEI, environmental laws and regulations, the potential regulation of greenhouse gas emissions and governmental fees and assessments); decisions by the Public Utilities Commission of the State of Hawaii (the “PUC”) in rate cases (including decisions on ECACs) and other proceedings and by other agencies and courts on land use, environmental and other permitting issues (such as required corrective actions, restrictions and penalties that may arise, for example with respect to environmental conditions or renewable portfolio standards); enforcement actions by the Office of Thrift Supervision (the “OTS”) and other governmental authorities (such as consent orders, required corrective actions, restrictions and penalties that may arise, for example, with respect to compliance deficiencies under the Bank Secrecy Act or other regulatory requirements or with respect to capital adequacy);

•	increasing operation and maintenance expenses for HEI’s electric utility subsidiaries, resulting in the need for more frequent rate cases, and increasing noninterest expenses at ASB;

•	the risks associated with the geographic concentration of HEI’s businesses;

•	the effects of changes in accounting principles applicable to HEI, HECO, ASB and their subsidiaries, including the adoption of international accounting standards or new accounting principles, continued regulatory accounting under Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation,” and the possible effects of applying Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R, “Consolidation of Variable Interest Entities,” and Emerging Issues Task Force (EITF) Issue No. 01-8, “Determining Whether an Arrangement Contains a Lease,” to power purchase agreements with independent power producers;

•	the effects of changes by securities rating agencies in their ratings of the securities of HEI and HECO and the results of financing efforts;

•	faster than expected loan prepayments that can cause an acceleration of the amortization of premiums on loans and investments and the impairment of mortgage servicing assets of ASB;

•	changes in ASB’s loan portfolio credit profile and asset quality which may increase or decrease the required level of allowance for loan losses;

•	changes in ASB’s deposit cost or mix which may have an adverse impact on ASB’s cost of funds;

•	the final outcome of tax positions taken by HEI, HECO, ASB and their subsidiaries;

•	the risks of suffering losses and incurring liabilities that are uninsured or having insurance coverages with a troubled or failing insurer (e.g. American International Group Inc.); and

•	other risks or uncertainties described in reports previously and subsequently filed by HEI and/or HECO with the SEC.

DESCRIPTION OF SENIOR DEBT SECURITIES
AND SENIOR SUBORDINATED DEBT SECURITIES

HEI may issue Senior Debt Securities and Senior Subordinated Debt Securities (collectively, for purposes of this section only, the “Debt Securities”) consisting of unsecured notes, debentures or other evidences of indebtedness issued from time to time in one or more series. Prior to issuing any Debt Securities, HEI will enter into a senior debt indenture (the “Senior Indenture”), in the case of Senior Debt Securities, and a senior subordinated debt indenture (the “Senior Subordinated Indenture”), in the case of Senior Subordinated Debt Securities. For purposes of this section only, the Senior Indenture and the Senior Subordinated Indenture are sometimes hereinafter referred to individually as an “Indenture” and collectively as the “Indentures”. U.S. Bank National Association will act as the trustee under each of the Indentures (in its separate capacity under each Indenture, a “Debt Trustee”). The form of the contemplated Senior Indenture is included as an exhibit to the registration statement of which this prospectus is a part and the form of the Senior Subordinated Indenture is included through incorporation by reference as an exhibit to the registration statement of which this prospectus is a part and both forms are described below. The terms of the Debt Securities will include those stated in the applicable Indenture and any supplemental indenture thereto, and those made part of such Indenture by reference to the Trust Indenture Act.

The following summary of certain of the terms of the Indentures and the Debt Securities does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the applicable Indenture and the Trust Indenture Act. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to such sections or defined terms are incorporated herein by reference. The Indentures are substantially identical except for provisions relating to subordination and those relating to HEI’s covenants. Any Debt Securities offered by this prospectus will be accompanied by a prospectus supplement which will indicate that the securities being offered thereby are Senior Debt Securities or Senior Subordinated Debt Securities and will set forth the designation and describe the specific terms and provisions thereof. The description in the prospectus supplement will supplement and, when inconsistent, supersede the description in this section.

General

Neither of the Indentures will limit the amount of additional indebtedness HEI or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or senior subordinated obligations of HEI. Since HEI is a holding company, the Debt Securities effectively will be subordinate to all obligations of HEI’s subsidiaries and HEI’s rights and the rights of its creditors including the holders of Debt Securities to participate in the assets of any subsidiary upon such subsidiary’s liquidation or recapitalization will be subject to the prior claims of such subsidiary’s creditors except to the extent that HEI may itself be a creditor with recognized claims against such subsidiary. Claims on HEI’s subsidiaries by creditors other than HEI include obligations arising out of short- and long-term indebtedness as well as other liabilities incurred in the ordinary course of business. In addition, since HEI’s principal subsidiaries are subject to state or federal regulatory control, the ability of such subsidiaries to pay dividends or to make distributions, loans or advances to HEI without prior regulatory approval is limited by applicable laws, regulations and agreements with regulatory agencies as well as the provisions of preferred stock resolutions and the debt instruments of HEI’s subsidiaries. If this prospectus is being delivered in connection with the offer and sale of a series of Debt Securities, the accompanying prospectus supplement will set forth the approximate amount of the indebtedness of HEI’s subsidiaries outstanding as of the end of the most recent fiscal quarter.

The Indentures do not limit the aggregate principal amount of indebtedness that may be issued thereunder and provide that Debt Securities may be issued from time-to-time in one or more series and may be denominated and payable in foreign currencies or units based on or related to foreign currencies. Special United States federal income tax considerations applicable to any Debt Securities so denominated will be described in the relevant prospectus supplement. HEI need not issue all Debt Securities of one series at the same time and, unless otherwise provided, HEI may reopen a series, without the consent of the holders of the Debt Securities of that series, for issuance of additional Debt Securities of that series.

Reference is made to the applicable prospectus supplement which will accompany this prospectus for the following terms of and information relating to the Senior Debt and Senior Subordinated Debt Securities offered thereby (to the extent such terms are applicable to such Debt Securities): (i) classification as Senior or Senior Subordinated Debt Securities and the specific designation, aggregate principal amount, purchase price and denominations; (ii) if other than U.S. Dollars the currency or units based on or relating to currencies in which the Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable; (iii) any date of maturity; (iv) interest rate or rates (or the method by which such rate or rates will be determined), if any; (v) the dates on which any such interest will be payable and from which such interest will accrue; (vi) the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) whether such Debt Securities are convertible into Common Stock of HEI; (ix) whether the Debt Securities will be issuable in registered form (“Registered Debt Securities”) or bearer form (“Bearer Debt Securities”) or both and, if Bearer Debt Securities are issuable, any restrictions applicable to the place of payment of any principal of and premium, if any, and interest on such Bearer Debt Securities, to the exchange of one form for another and to the offer, sale and delivery of such Bearer Debt Securities (including the requirement that, under current United States federal income tax law, Registered Debt Securities will not be exchangeable into Bearer Debt Securities); (x) any applicable United States federal income tax consequences, including whether and under what circumstances HEI will pay additional amounts on Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether HEI will have the option to redeem such Debt Securities rather than pay such additional amounts; (xi) the proposed listing, if any, of the Debt Securities on any securities exchange; and (xii) any other specific terms of the Debt Securities, including any modifications of or additions to the events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the applicable Indenture.

Debt Securities may be presented for exchange and Registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer Debt Securities and the coupons, if any, appertaining thereto will be transferable by delivery.

Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Global Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the registered Debt Securities of a series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), as depository, or its nominee, as described under “Book-Entry System”. In such a case, one or more global securities will be issued in a denomination or aggregate denomination equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a global security may not be transferred or exchanged except as a whole by the depository for such global security to a nominee for such depository and except in the circumstances described under “Book-Entry System”.

Ranking of Senior Debt Securities

Payment of the principal of and premium, if any, and interest on Senior Debt Securities issued under the Senior Indenture will rank equally in right of payment with all other unsecured and unsubordinated debt of HEI. The Senior Debt Securities effectively will be subordinate to all debts and other obligations of HEI’s subsidiaries. See discussion above under “General”. If this prospectus is being delivered in connection with the offer and sale of a series of Senior Debt Securities, the accompanying prospectus supplement will set forth the approximate amount of HEI (holding company only) secured debt, if any, and unsecured and unsubordinated debt, if any, outstanding as of the end of the most recent fiscal quarter.

Ranking of Senior Subordinated Debt Securities

Payment of the principal of and premium, if any, and interest on Senior Subordinated Debt Securities issued under the Senior Subordinated Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Senior Subordinated Indenture, to all “Senior Indebtedness” of HEI. The Senior Subordinated Indenture defines “Senior Indebtedness” as the principal of and premium, if any, and interest on (a) all indebtedness of HEI, whether outstanding on the date of the Senior Subordinated Indenture or thereafter created, (i) for money borrowed by HEI, (ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by HEI, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of HEI at the time of the acquisition of such property by HEI, for the payment of which HEI is directly liable, and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence the term “purchase money indebtedness” means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to other indebtedness of HEI. Notwithstanding anything to the contrary in the Senior Subordinated Indenture or the Senior Subordinated Debt Securities, Senior Indebtedness shall not for such purposes include (i) any indebtedness of HEI which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or ranks equally with the Senior Subordinated Debt Securities or (ii) any indebtedness of HEI to a subsidiary of HEI. (Senior Subordinated Indenture, Section 1.1) Junior Subordinated Debt Securities issued by HEI pursuant to the Junior Indenture (as defined under “Description of the Junior Subordinated Debt Securities” below) will be subordinate in right of payment to the Senior Subordinated Debt Securities. The Senior Subordinated Debt Securities effectively will also be subordinate to all debts and other obligations of HEI’s subsidiaries. See discussion above under “General”. The Senior Subordinated Indenture does not contain any limitation on the amount of Senior Indebtedness that can be incurred by HEI.

In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of HEI or its property, or (b) that Senior Subordinated Debt Securities of any series are declared due and payable before their expressed maturity because of the occurrence of an Event of Default pursuant to Section 5.1 of the Senior Subordinated Indenture (under circumstances other than as set forth in clause (a) above), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in money or money’s worth, before the holders of any of such Senior Subordinated Debt Securities or coupons appertaining thereto are entitled to receive a payment on account of the principal of or premium, if any, or interest on the indebtedness evidenced by such Senior Subordinated Debt Securities or of such coupons appertaining thereto. In the event and during the continuation of any default in payment of any Senior Indebtedness or if any Event of Default shall exist under any Senior Indebtedness, as “Event of Default” is defined therein or in the agreement under which the same is outstanding, no payment of the principal of or interest on the Senior Subordinated Debt Securities or coupons shall be made. (Senior Subordinated Indenture, Article 13) If this prospectus is being delivered in connection with the offer and sale of a series of Senior Subordinated Debt Securities, the accompanying prospectus supplement will set forth the approximate amount of Senior Indebtedness

(holding company only) and Senior Subordinated Debt Securities outstanding as of the end of the most recent fiscal quarter.

Conversion

The terms and conditions, if any, on which Debt Securities are convertible into Common Stock of HEI will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or HEI, the events requiring an adjustment of the conversion price, provisions affecting conversion in the event of the redemption of the convertible Debt Securities and provisions under which the number of shares of Common Stock to be received by the holders of the Debt Securities would be calculated according to the market price of the Common Stock as of a time stated in the prospectus supplement.

Certain Covenants of HEI

Restriction on Liens.  The Senior Indenture provides that, so long as any debt (“Senior Debt”) is issued and outstanding thereunder, and except as otherwise provided in any applicable supplemental indenture as described in the relevant prospectus supplement, HEI will not create, incur, issue or assume any Indebtedness (as defined below) secured after the date of the Senior Indenture by any security interest on any property of HEI (holding company only, including without limitation property of HEI consisting of any share or shares of capital stock of or any indebtedness owed to HEI by any subsidiary of HEI), whether such property, shares or indebtedness are owned by HEI at the date of the Senior Indenture or thereafter acquired, without effectively providing concurrently therewith that the Senior Debt (together, at the option of HEI, with any other indebtedness ranking equally with the Senior Debt and then existing or thereafter created) shall be secured equally and ratably with (or prior to) the Indebtedness so created, incurred, issued or assumed; provided, however, that the foregoing does not apply to:

(1) security interests on any property acquired, constructed or improved by HEI or on any shares of capital stock or indebtedness of any subsidiary acquired by HEI after the date of the Senior Indenture which security interests are created or assumed at the time of or within 270 days after the acquisition of, or the expenditure of the costs of construction or improvements of, and which secure the payment of all or any part of the purchase price of, such property, shares of capital stock or indebtedness, or which secure payment of all or any part of the cost of any such construction or improvements, provided that, in the case of any such acquisition, construction or improvement, such security interest does not apply to any property or shares of capital stock or indebtedness owned theretofore by HEI other than, in the case of any such construction or improvement, any real property on which the property is so constructed or the improvement is located;

(2) security interests on any property, shares of capital stock or indebtedness, which security interests exist at the time of acquisition of such property, shares or indebtedness by HEI;

(3) security interests on any property of a corporation or other Person (as defined in the Senior Indenture), which interests exist at the time such corporation is merged with or into or consolidated with HEI or which interests exist at the time of a sale or transfer of the properties of such corporation or other Person as an entirety or substantially as an entirety to HEI;

(4) security interests in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or political subdivision, (A) to secure partial progress, advance or other payments pursuant to any contract or statute, (B) to secure any indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such security interests, or (C) to secure the cost of constructing or improving the property subject to such security interests (including, without limitation, security interests incurred in connection with pollution control, industrial revenue or similar financings);

(5) security interests on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of any Indebtedness pursuant to express contractual provision or generally accepted accounting principles;

(6) security interests on any capital stock of any corporation which is registered in the name of HEI or otherwise owned by or held for the benefit of HEI which may constitute “margin stock” as such term is defined in Section 207.2(i) of Title 12 of the Code of Federal Regulations (or any successor provisions); or

(7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any security interest referred to above in clauses (1)-(6), inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the original principal amount of Indebtedness and that such extension, renewal or replacement shall be limited to all or a part of the property (plus improvement and construction on such property), shares of capital stock or indebtedness which was subject to the security interest so extended, renewed or replaced.

Notwithstanding the foregoing, under the Senior Indenture as supplemented HEI may, without equally and ratably securing the Senior Debt Securities, create, incur, issue and assume Indebtedness secured by any security interest not excepted by the foregoing clauses (1) through (7), inclusive, if the aggregate amount of such Indebtedness, together with all other Indebtedness of HEI (holding company only) existing at such time and security interests not so excepted, does not exceed 10% of HEI’s Consolidated Net Assets. (Senior Indenture, Section 3.9)

“Indebtedness” means (i) any indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the replacement of money borrowed, (ii) all deferred indebtedness (including without limitation, capitalized leases) for the payment of the purchase price of property or assets purchased, and (iii) all guarantees, endorsements, assumptions or other contingent obligations in respect of, or to purchase or otherwise to acquire, indebtedness of the types described in clauses (i) and (ii) above.

“Consolidated Net Assets” means the total amount of assets appearing on the consolidated balance sheet of HEI and its subsidiaries less, without duplication: (i) all current liabilities (excluding current liabilities of ASB and any current liabilities which are by their terms extendable or renewable at the sole option of the obligor thereon without requiring the consent of the obligee to a date more than 12 months after the date of determination); (ii) all reserves for depreciation and other assets valuation reserves but excluding any reserves for deferred Federal income taxes arising from accelerated amortization or otherwise; and (iii) all appropriate adjustments on account of minority interests of other persons holding any common stock in any subsidiary and Trust Preferred Securities. Consolidated Net Assets are determined in conformity with accounting principles generally accepted in the United States of America and as of a date not more than 90 days prior to the happening of the event for which such determination is being made.

Restrictions on Dispositions of HECO Shares.  HEI currently holds 100% of the outstanding common stock of HECO. The Senior Indenture provides that, so long as any Senior Debt Security is issued and outstanding under the Senior Indenture, HEI will not sell, transfer or otherwise dispose of, and will not permit HECO to issue, sell, transfer or otherwise dispose of, any shares of capital stock of any class or classes of HECO ordinarily having voting power for the election of HECO’s board of directors. This covenant will not restrict the issuance, sale, transfer or other disposition of HECO’s voting shares to HEI or to any of HEI’s direct or indirect wholly-owned subsidiaries. The covenant also will not restrict (i) sales or transfers by HECO of the capital stock of its subsidiaries, (ii) consolidation of HECO or mergers of HECO with or into HEI or any of its direct or indirect wholly-owned subsidiaries or (iii) consolidations or mergers of HECO with or into any other corporation if the corporation formed by such consolidation or merger is a direct or indirect wholly-owned subsidiary of HEI. (Senior Indenture, Section 9.3)

Consolidation, Merger, Conveyance, Transfer or Lease.  Each Indenture provides that, so long as any Debt Security is issued and outstanding thereunder, HEI will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person or permit any Person to consolidate with or merge into HEI or convey, transfer or lease its properties and assets substantially as an entirety to HEI unless certain conditions are met, including the conditions that (a) the corporation formed by such consolidation or into which HEI is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of HEI substantially as an entirety is a Person organized and existing in corporate form under the laws of the United States of America, any State thereof or the District of Columbia, and such Person expressly assumes, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest (if any) on all the Debt Securities and the performance of all of the covenants of HEI under the Indenture, (b) immediately after giving effect to such transaction no Event of Default by HEI, and no event which after notice and lapse of time would become an Event of Default by HEI, has occurred and is continuing, and (c) HEI has delivered to the Debt Trustee an Officers’ Certificate and an Opinion of Counsel as provided in the Indentures. (Senior and Senior Subordinated Indenture, Section 9.1)

Absence of Restrictions on Certain Transactions

Other than the restrictions on liens and disposition of HECO shares, as set forth in the Senior Indenture, and restrictions on mergers, consolidations, conveyances, transfers and leases set forth in each Indenture as described above, neither the Senior Indenture nor the Senior Subordinated Indenture contains any covenants or other provisions designed to afford holders of Debt Securities protection in the event of a highly leveraged transaction involving HEI, or in the event of a recapitalization, merger or other transaction (leveraged or otherwise) involving HEI, its affiliates or its management, or in the event of a change in control of HEI.

Events of Default

An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of all or any part of the principal of the Debt Securities of such series when due, whether at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default in payment of any sinking fund installment when due; (d) default for 60 days after written notice, as provided in such Indenture, in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than such series; (e) certain events of bankruptcy, insolvency or reorganization with respect to HEI; or (f) an Event of Default with respect to any other indebtedness for borrowed money (other than nonrecourse obligations) of HEI in an aggregate principal amount exceeding $10,000,000, if such Event of Default shall result in the acceleration of such other indebtedness under the terms of the instrument under which such indebtedness is issued or secured, so long as such acceleration is not cured, waived, rescinded or annulled, or such indebtedness is not discharged, within 20 days after written notice thereof as provided in such Indenture; provided that if any such acceleration shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Senior and Senior Subordinated Indentures, Section 5.1)

Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of or premium, if any, or interest on any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or agreement of HEI applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Debt Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if any Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of HEI shall have occurred and be continuing, either the Debt Trustee or the holders of record of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of record of a majority in principal amount of the Debt Securities of all such affected series then outstanding, but no such annulment or waiver will apply to subsequent defaults. (Senior and Senior Subordinated Indentures, Sections 5.1 and 5.10)

Each Indenture contains a provision entitling the Debt Trustee, subject to the duty of the Debt Trustee during a default to act with the required standard of care, to be indemnified by the holders of record of Debt Securities issued under such Indenture requesting the Debt Trustee to exercise any right or power under such Indenture before proceeding to exercise any such right or power at the request of such holders. (Senior and Senior Subordinated

Indentures, Sections 6.1 and 6.2) Subject to such provisions in each Indenture for the indemnification of the Debt Trustee and certain other limitations, the holders of record of a majority in principal amount of the outstanding Debt Securities of each affected series (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceedings for any remedy available to the Debt Trustee, or exercising any trust or power conferred on the Debt Trustee. (Senior and Senior Subordinated Indentures, Section 5.9)

Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against HEI under such Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless such holder previously shall have given to the Debt Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Debt Trustee to institute such action and shall have offered the Debt Trustee reasonable indemnity, the Debt Trustee shall not have instituted such action within 60 days of such request and the Debt Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Senior and Senior Subordinated Indentures, Sections 5.6 and 5.9)

Notwithstanding the foregoing, each holder of Debt Securities of any series has the right, which is unconditional, to receive payment of the principal of and premium and interest, if any, on such Debt Securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of Debt Securities. (Senior and Senior Subordinated Indentures, Section 5.7)

Each Indenture contains a covenant that HEI will file annually with the Debt Trustee a certificate of no default or a certificate stating that a default exists. (Senior and Senior Subordinated Indentures, Section 3.5)

Discharge, Defeasance and Covenant Defeasance

HEI can discharge or defease its obligations under each Indenture, including its obligations under the covenants set forth therein, as set forth below. (Senior and Senior Subordinated Indentures, Section 10.1)

Upon satisfying certain conditions, HEI may discharge certain obligations to holders of any series of Debt Securities issued under such Indentures which have not already been delivered to the Debt Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Debt Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of and premium, if any, and interest on such Debt Securities and sinking fund payments.

HEI may also discharge any and all of its obligations to holders of any series of Debt Securities issued under an Indenture at any time (“defeasance”), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen series of Debt Securities or to maintain an office or agency in respect of such series of Debt Securities or certain other obligations. Upon satisfying certain conditions, HEI may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by certain provisions of such Indenture including Sections 3.6, 3.7, 3.8, 3.9, 3.10, 9.1 and 9.3, in the case of the Senior Indenture and Sections 3.6, 3.7, 3.8 and 9.1, in the case of the Senior Subordinated Indenture (which contain among other things the covenants described above limiting liens, consolidations, mergers, transfers and leases and certain dispositions) and omit to comply with such Sections without creating an Event of Default (“covenant defeasance”). Defeasance or covenant defeasance may be effected only if among other things: (i) HEI irrevocably deposits with the Debt Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and premium, if any, and interest on and any sinking fund for all outstanding Debt Securities of such series issued under such Indenture; (ii) HEI delivers to the Debt Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that such defeasance or covenant defeasance will not otherwise alter such holders’ United States federal income tax treatment of principal, premium and interest payments on such series of Debt Securities (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture since such a result would not occur under current tax law); and (iii) in the case of the Senior Subordinated Indenture no event or condition shall exist that, pursuant to certain provisions described under “— Ranking of Senior Subordinated Debt Securities” above, would prevent HEI from making payments of principal of and premium, if any, and interest on the Senior Subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the date of such deposit.

Modification of the Indentures

Each Indenture provides that HEI and the Debt Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to, among other things: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of HEI, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, provided that such cure or correction does not adversely affect the holders of such Debt Securities, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance of appointment by a successor trustee or facilitate any administration by more than one trustee. (Senior and Senior Subordinated Indentures, Section 8.1)

Each Indenture also contains provisions permitting HEI and the Debt Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that HEI and the Debt Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or interest thereon is payable or reduce the amount of any original issue discount Debt Security that is payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification. (Senior and Senior Subordinated Indentures, Section 8.2)

The Senior Subordinated Indenture may not be amended to alter the subordination of any outstanding Senior Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Senior Subordinated Indenture, Section 8.6)

Governing Law

Each Indenture will be governed by, and construed in accordance with, the internal laws of the State of New York. (Senior and Senior Subordinated Indentures, Section 11.8)

Concerning the Debt Trustee

HEI and its subsidiaries maintain ordinary banking and trust relationships with a number of banks that could serve as trustee under the Indentures. The initial Debt Trustee is expected to be U.S. Bank National Association, a national banking association with its principal office located in Minnesota and whose office as Debt Trustee will be its New York office located at 100 Wall Street, Suite 1600, New York, New York 10005. As of the date hereof, U.S. Bank National Association is a participant in HEI’s and HECO’s syndicated credit facilities, is trustee under the indenture pursuant to which HEI has issued medium-term notes and is HEI’s commercial paper paying agent.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

HEI may issue unsecured notes, debentures or other evidences of indebtedness from time to time in one or more series (the “Junior Subordinated Debt Securities”). Prior to issuing any Junior Subordinated Debt Securities, HEI will enter into a junior subordinated debt indenture (the “Junior Indenture”) between HEI and U.S. Bank National Association, as trustee (the “Junior Debt Trustee”). The form of the contemplated Junior Indenture is included as an exhibit to the registration statement of which this prospectus is a part and is described below. The terms of the Junior Subordinated Debt Securities will include those stated in the Junior Indenture, those stated in any supplemental indenture supplementing the Junior Indenture and those made part of the Junior Indenture by reference to the Trust Indenture Act. Junior Subordinated Debt Securities which are issued to a Trust in connection with a sale of Trust Preferred Securities are referred to in this prospectus as “Company Debentures”.

The following summary of the terms of the Junior Indenture does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Junior Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Junior Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Junior Indenture unless otherwise noted. Any Junior Subordinated Debt Securities offered by this prospectus will be accompanied by a prospectus supplement which will set forth the designation and describe the specific terms and provisions thereof. The description in a prospectus supplement will supplement and, when inconsistent, supersede the description in this section.

General

The Junior Indenture will not limit the amount of additional indebtedness HEI or any of its subsidiaries may incur, nor does the Junior Indenture limit the aggregate principal amount of Junior Subordinated Debt Securities which may be issued thereunder. The Junior Subordinated Debt Securities will be unsecured, fully subordinated obligations of HEI and, therefore, will be subordinate to Senior Indebtedness, including the Senior Debt Securities and the Senior Subordinated Debt Securities. Since HEI is a holding company, the Junior Subordinated Debt Securities effectively will be subordinate to all obligations of HEI’s subsidiaries and HEI’s rights and the rights of its creditors, including the holders of Junior Subordinated Debt Securities, to participate in the assets of any subsidiary upon such subsidiary’s liquidation or recapitalization and will be subject to the prior claims of such subsidiary’s creditors, except to the extent that HEI may itself be a creditor with recognized claims against such subsidiary. Claims on HEI’s subsidiaries by creditors other than HEI include obligations arising out of short and long-term indebtedness, as well as other liabilities incurred in the ordinary course of business. In addition, since HEI’s principal subsidiaries are subject to state or federal regulatory control, the ability of such subsidiaries to pay dividends or to make distributions, loans or advances to HEI without prior regulatory approval is limited by applicable laws, regulations and agreements with regulatory agencies as well as the provisions of the preferred stock and the debt instruments of HEI’s subsidiaries. If this prospectus is being delivered in connection with the offer and sale of a series of Junior Subordinated Debt Securities, the accompanying prospectus supplement will set forth the approximate amount of the indebtedness of HEI’s subsidiaries outstanding as of the end of the most recent fiscal quarter.

In the event Junior Subordinated Debt Securities (i.e., Company Debentures) are purchased by a Trust or a trustee of such Trust with the proceeds of the issuance of Trust Securities by such Trust, the Company Debentures may be subsequently distributed pro rata to the holders of such Trust Securities if the Trust dissolves. Such dissolution may occur upon the occurrence of certain events which will be described in the prospectus supplement relating to such Trust Securities. Only one series of Company Debentures will be issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by that Trust.

Reference is made to the prospectus supplement relating to the particular Junior Subordinated Debt Securities being offered thereby for the following terms: (1) the designation of such Junior Subordinated Debt Securities; (2) the aggregate principal amount and denomination (if other than multiples of $25) of such Junior Subordinated Debt Securities; (3) the percentage of the principal amount at which such Junior Subordinated Debt Securities will be issued; (4) the date or dates on which such Junior Subordinated Debt Securities will mature and HEI’s right, if any, to shorten or extend such date or dates; (5) the rate or rates, if any, per annum, at which such Junior

Subordinated Debt Securities will bear interest, or the method of determination of such rate or rates; (6) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (7) the right, if any, to extend the interest payment periods and the duration of such extension; (8) provisions, if any, for a sinking, purchase or other analogous fund; (9) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which such Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of HEI or the holder; (10) the form of such Junior Subordinated Debt Securities; and (11) any other specific terms of the Junior Subordinated Debt Securities. HEI need not issue all Junior Subordinated Debt Securities of one series at the same time and, unless otherwise provided, HEI may reopen a series, without the consent of the holders of the Junior Subordinated Debt Securities of that series, for issuances of additional Junior Subordinated Debt Securities of that series.

If a prospectus supplement specifies that a series of Junior Subordinated Debt Securities is denominated in a currency or currency unit other than United States dollars, such prospectus supplement shall also specify the denomination in which such Junior Subordinated Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Junior Subordinated Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.

The Junior Indenture does not contain any covenants or other provisions designed to afford holders of Junior Subordinated Debt Securities protection in the event of a highly leveraged transaction involving HEI, or in the event of a recapitalization, merger or other transaction (leveraged or otherwise) involving HEI, its affiliates or its management or in the event of a change in control.

Additional Interest

If, at any time while the Property Trustee is the holder of any Company Debentures issued to the related Trust, such Trust or the Property Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes or taxes or charges imposed by reason of the transfer of the Trust Preferred Securities or beneficial interests therein) imposed by the United States or any other taxing authority, then, in any such case, HEI will pay, as additional interest (“Additional Interest”) on the Company Debentures held by the Property Trustee, such additional amounts as shall be required so that the net amounts received and retained by such Trust and by the Property Trustee after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts such Trust and the Property Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed. (Section 4.05)

Form, Exchange, Registration, Transfer and Payment

Unless otherwise specified in the applicable prospectus supplement, the Junior Subordinated Debt Securities will be issued in fully registered form without coupons and in denominations of $25 and multiples of $25. (Section 2.03) No service charge will be made for any transfer or exchange of the Junior Subordinated Debt Securities, but the Company or the Junior Debt Trustee may in general require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. (Section 2.07)

Unless otherwise provided in the applicable prospectus supplement, principal, premium, if any, and interest will be payable and the Junior Subordinated Debt Securities may be surrendered for payment or transferred at an office or agency maintained for that purpose or the corporate trust office of the Junior Debt Trustee as paying and authenticating agent in New York, New York, provided that payment of interest, if any, on registered Junior Subordinated Debt Securities that are not issued to a Trust may be made at the option of HEI by check mailed to the address of the person entitled thereto as it appears in the debenture register or by wire transfer to an account appropriately designated by the person entitled thereto. (Section 2.03 and 4.02)

Global Junior Subordinated Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the Junior Subordinated Debt Securities of a series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, DTC, as depository, or its nominee, as described under “Book-Entry System”. In such a case, one or more global securities will be issued in a denomination or aggregate denomination equal to the aggregate principal amount of outstanding Junior Subordinated Debt Securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for Junior Subordinated Debt Securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for such global security to a nominee for such depository and except in the circumstances described under “Book-Entry System”. (Section 2.11)

Subordination

Payment of the principal of and premium, if any, and interest on Junior Subordinated Debt Securities issued under the Junior Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Junior Indenture, to all Senior Indebtedness (as defined under “Description of Senior Debt Securities and Senior Subordinated Debt Securities — Ranking of Senior Subordinated Debt Securities”) of HEI. Notwithstanding anything to the contrary contained in the Junior Indenture, Senior Indebtedness shall not for such purposes include (i) any indebtedness of HEI which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or ranks equally with the Junior Subordinated Debt Securities or (ii) any indebtedness of HEI to a subsidiary of HEI. (Junior Indenture, Section 1.1) The Junior Subordinated Debt Securities effectively will also be subordinate to all debts and other obligations of HEI’s subsidiaries. See “— General” above. The Junior Indenture does not contain any limitation on the amount of Senior Indebtedness that may be issued by HEI.

Certain Covenants of HEI

If (i) there shall have occurred any event that would constitute a Junior Indenture Event of Default (as defined herein) or (ii) HEI shall be in default with respect to its payment of any obligations under a related HEI guarantee of the obligations of the Trust (“Trust Guarantee”) or (iii) HEI shall have given notice of its election to defer payments of interest on any of such Junior Subordinated Debt Securities by extending the interest payment period as provided in and permitted by a supplemental indenture to the Junior Indenture or appropriate officer’s certificate pursuant thereto, and such period, or any extension thereof, shall be continuing, then (a) HEI shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (except for dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of its common stock and other than (x) purchases or acquisitions of shares of HEI Common Stock in connection with the satisfaction by HEI of its obligations under any employee benefit, dividend reinvestment, stock purchase or other stock plans or any other contractual obligation of HEI (other than a contractual obligation ranking equally with or junior to the Junior Subordinated Debt Securities) (y) as a result of a reclassification of HEI capital stock or the exchange or conversion of one class or series of HEI capital stock for another class or series of HEI capital stock or (z) the purchase of fractional interests in shares of HEI capital stock pursuant to the conversion or exchange provisions of such HEI capital stock or the security being converted or exchanged), (b) HEI shall not make any payment of interest, principal or premium, if any, on or pay, repurchase or redeem any debt securities issued by HEI which rank equally with or junior to such Junior Subordinated Debt Securities, provided that, if only the event referred to in clause (iii) above (and not the events referred to in clause (i) and (ii)) has occurred, this restriction shall apply only to other series of Junior Subordinated Debt Securities or debt securities with equivalent deferral options, and (c) HEI shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Trust Guarantee or any other guarantee by HEI with respect to comparable securities). (Section 6.09)

In the event Company Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities of a Trust, for so long as such Trust Securities remain outstanding, HEI will covenant (i) to directly or indirectly maintain 100 percent ownership of the Trust Common Securities of such Trust; provided, however, that any permitted successor of HEI under the Junior Indenture may succeed to HEI’s ownership of such

Trust Common Securities, (ii) to use its reasonable efforts to cause such Trust (a) to remain a statutory trust, except in connection with the distribution of Company Debentures to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement of such Trust, and (b) to otherwise continue not to be treated as an association taxable as a corporation or a partnership for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Company Debentures. (Section 4.06)

Limitation on Mergers and Sales of Assets

HEI shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any entity unless (a) HEI shall be the continuing entity or the successor entity shall be a legal entity organized under the laws of any domestic jurisdiction and shall expressly assume the obligations of HEI under the Junior Indenture and (b) after giving effect thereto, no Event of Default, and no event which after notice or a lapse of time or both would become an Event of Default, shall have occurred and be continuing under the Junior Indenture. (Section 10.01)

Events of Default, Waiver and Notice

The Junior Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes a “Junior Indenture Event of Default” with respect to each series of Junior Subordinated Debt Securities:

(a) default for 30 days in payment of any interest on the Junior Subordinated Debt Securities of that series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by HEI shall not constitute a default in the payment of interest for this purpose; or

(b) default in payment of principal of or premium, if any, on the Junior Subordinated Debt Securities of that series when due whether at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Junior Subordinated Debt Securities shall not constitute a default for this purpose; or

(c) default by the Company in the performance of any other of the covenants or agreements in the Junior Indenture (other than a covenant or agreement expressly included solely for the benefit of one or more other series than such series) which shall not have been remedied for a period of 90 days after notice has been given by the Junior Debt Trustee or the holders of at least 25 percent in aggregate principal amount of the Junior Subordinated Debt Securities of such series then outstanding, unless the Junior Debt Trustee or the holders of not less than the aggregate principal amount of Junior Subordinated Debt Securities of such series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; or

(d) certain events of bankruptcy, insolvency or reorganization of HEI; or

(e) in the event Company Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, the voluntary or involuntary dissolution, winding-up or termination of such Trust, except in connection with the distribution of Company Debentures to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement of such Trust.

The Junior Indenture provides that, if a Junior Indenture Event of Default on any series of Junior Subordinated Debt Securities shall have occurred and be continuing, either the Junior Debt Trustee or the holders of record of not less than 25 percent in aggregate principal amount of the Junior Subordinated Debt Securities of such series then outstanding by proper notice may declare the principal of all such Junior Subordinated Debt Securities of such series to be due and payable immediately. The holders of a majority in aggregate outstanding principal amount of such series of Junior Subordinated Debt Securities may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Junior Subordinated Debt Securities which has become due solely by reason of such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal and premium, if any, due otherwise than by acceleration has been deposited with the Junior Debt Trustee. (Section 6.01)

The holders of record of a majority in principal amount of the Junior Subordinated Debt Securities of any series affected and then outstanding and, in the case of Company Debentures issued to a Trust, the holders of a majority in aggregate liquidation amount of the related Trust Preferred Securities, shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Debt Trustee under the Junior Indenture with respect to such series, provided that such direction shall not be in conflict with any rule of law or the Junior Indenture or unduly prejudicial to the rights of holders of any other series of the Junior Subordinated Debt Securities and subject to the right of the Junior Debt Trustee to require reasonable indemnity against expenses and liabilities. Notwithstanding the foregoing, subject to the subordination provisions relating to the Junior Subordinated Debt Securities, the right of any holder of Junior Subordinated Debt Securities to receive payment of the principal of and premium (if any) and interest on such Junior Subordinated Debt Securities on or after the due dates therefor, as the same may be extended in accordance with the terms of such Junior Subordinated Debt Securities, or to institute suit for the enforcement of any such payment provisions, shall not be impaired or affected without the consent of such holder. (Sections 6.04. 6.06 and 7.02)

The Junior Indenture requires the annual filing by HEI with the Junior Debt Trustee of a certificate as to compliance by HEI with certain conditions and covenants under the Junior Indenture. (Section 5.03)

The Junior Indenture provides that the Junior Debt Trustee may withhold notice of a Junior Indenture Event of Default from the holders of a series of Junior Subordinated Debt Securities (except a Junior Indenture Event of Default in payment of principal of or premium (if any) or interest on the Junior Subordinated Debt Securities) if the Trustee determines in good faith that it is in the interest of such holders to do so. (Section 6.07)

Modification of the Indenture

The Junior Indenture contains provisions permitting the Company and the Junior Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debt Securities of all series affected by such modification at the time outstanding, and, in the case of Company Debentures issued to a Trust, the holders of a majority in aggregate liquidation preference amount of the related Trust Preferred Securities, to modify the Junior Indenture or any supplemental indenture or the rights of the holders of the Junior Subordinated Debt Securities of such series; provided that no such modification shall, without the consent of the holders of each Junior Subordinated Debt Security (and each Trust Preferred Security, if applicable) affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debt Security, or reduce the principal amount thereof (including in the case of a discounted Junior Subordinated Debt Security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any premium thereon, or reduce any amount payable on redemption thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal of or interest or premium, if any, on the Junior Subordinated Debt Securities payable in any coin or currency other than that provided in the Junior Subordinated Debt Securities, or impair or affect the right of any holder of Junior Subordinated Debt Securities to institute suit for the payment thereof or the right of prepayment, if any, at the option of the holder, (ii) reduce the aforesaid percentage of Junior Subordinated Debt Securities the consent of the holders of which is required for any such modification or (iii) otherwise adversely affect the interest of the holders of any series of Junior Subordinated Debt Securities. (Section 9.02)

Defeasance and Discharge

HEI may discharge certain obligations to holders of any series of Junior Debt Securities which have not already been delivered to the Junior Debt Trustee for cancellation and which either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Junior Debt Trustee or Defeasance Agent cash or Governmental Obligations (as defined in the Junior Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium on, if any, and interest on such Junior Subordinated Debt Securities.

The Indenture provides that HEI, at HEI’s option: (a) will be discharged from any and all obligations in respect of the Junior Subordinated Debt Securities of a series (except for certain obligations to register the transfer or exchange of Junior Subordinated Debt Securities, replace stolen, lost or mutilated Junior Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described herein under “— Certain Covenants of HEI” above), in each case if HEI deposits, in trust with the Junior Debt Trustee or the Defeasance Agent, money or U.S. Government Obligations which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount certified to be sufficient to pay all the principal (including any mandatory sinking fund payments) and premium, if any, of and interest on, the Junior Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Junior Subordinated Debt Securities. To exercise any such option, among other things, HEI is required to deliver to the Junior Debt Trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Junior Subordinated Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and, in the case of any such discharge pursuant to clause (a) such opinion must be accompanied by a ruling to that effect received by HEI from the United States Internal Revenue Service, or a ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service, or must otherwise be based on a change in United States federal income tax law, since such a result would not occur under current tax law and (ii) if listed on any national securities exchange, such Junior Subordinated Debt Securities would not be delisted from such exchange as a result of the exercise of such option. (Section 11.01)

Governing Law

The Junior Indenture and the Junior Subordinated Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 13.05)

Concerning the Junior Debt Trustee

HEI or its affiliates maintain certain accounts and other banking relationships with a number of banks that could serve as the Junior Debt Trustee. U.S. Bank National Association is expected to be the initial Junior Debt Trustee. For a description of relationships between U.S. Bank National Association and HEI and its affiliates as of the date hereof, see “Description of Senior Debt Securities and Senior Subordinated Debt Securities — Concerning the Debt Trustee”.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Each Trust may issue, from time to time, a series of Trust Preferred Securities having terms described in the prospectus supplement relating thereto. The Trust Agreement of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of the Trust only one series of Trust Preferred Securities. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable prospectus supplement, U.S. Bank National Association will act as Property Trustee for purposes of the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distribution, redemption, voting, and liquidation rights and such other preferred, deferral or other special rights, and such restrictions, as shall be set forth in the Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act.

Reference is made to the prospectus supplement for the specific terms of the Trust Preferred Securities of each Trust, including (i) the distinctive designation of such Trust Preferred Securities; (ii) the number of Trust Preferred Securities issuable by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such Trust and the date or dates upon which such distributions shall be payable; (iv) whether distributions on Trust Preferred Securities issued by such Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Trust to the holders of Trust Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem Trust Preferred Securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights and the rights to direct action by the Property Trustee, if any, of holders of Trust Preferred Securities issued by the Trust, in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust; (viii) the terms and conditions, if any, upon which the Company Debentures owned by such Trust may be distributed to holders of Trust Preferred Securities of such Trust; (ix) if applicable, any securities exchange upon which the Trust Preferred Securities shall be listed; (x) the manner in which holders of the Trust Preferred Securities may enforce their rights through the Property Trustee and directly; and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities issued by such Trust not inconsistent with the Trust Agreement of such Trust or with applicable law.

The rights of Trust Preferred Securities to receive certain distributions will be guaranteed by HEI to the extent set forth below under “Description of the Trust Guarantees”. Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the prospectus supplement relating thereto.

Holders of the Trust Preferred Securities will have no rights to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by HEI as the holder of all of the Trust Common Securities.

The Trust Agreement of each Trust authorizes the Regular Trustees of such trust to issue on behalf of such Trust one series of Trust Common Securities having such terms including distribution, redemption, voting, and liquidation rights or such restrictions as shall be set forth therein. Except for voting rights, the terms of the Trust Common Securities issued by a Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such Trust and the Trust Common Securities will rank equally, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon an event of default under such Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities of a Trust will also carry the right to vote to appoint, remove or replace any of the Trustees of such Trust.

DESCRIPTION OF TRUST GUARANTEES

Set forth below is a summary of certain information concerning the Trust Guarantees which will be executed and delivered by HEI for the benefit of the holders from time to time of Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act, unless otherwise specified in the applicable prospectus supplement. U.S. Bank National Association is expected to be the indenture trustee under each Trust Guarantee for purposes of the Trust Indenture Act (the “Trust Guarantee Trustee”). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The following summary of the Trust Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act, and this summary of the terms of the Trust Guarantee is subject to supplementation and modification in any prospectus supplement relating to the particular Trust Preferred Securities being offered thereby. Each Trust Guarantee will be held by the Property Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Trust.

General

Pursuant to each Trust Guarantee, HEI will agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities issued by a Trust, the Trust Guarantee Payments (as defined herein) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Trust may have or assert, other than the defense of payment. The following payments with respect to Trust Preferred Securities issued by a Trust, to the extent not paid by such Trust (the “Guarantee Payments”), will be subject to the

Trust Guarantee thereon (without duplication): (i) any accumulated and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such Trust shall have funds legally available therefor; (ii) the redemption price, including all accumulated and unpaid distributions to the date of redemption (the “Redemption Price”), to the extent such Trust has funds legally available therefor with respect to any Trust Preferred Securities called for redemption by such Trust; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Company Debentures to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such Trust has funds legally available therefor and (b) the amount of assets of such Trust remaining legally available after satisfaction of obligations to creditors of the Trust, if any, for distribution to holders of such Trust Preferred Securities in liquidation of such Trust. The redemption price and liquidation amount will be fixed at the time the Trust Preferred Securities are issued. HEI’s obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by HEI to the holders of Trust Preferred Securities or by causing the applicable Trust to pay such amounts to such holders.

The Trust Guarantees will not apply to any payment of distributions except to the extent a Trust shall have funds available therefor. If HEI does not make interest payments on the Company Debentures purchased by a Trust, such Trust will not pay distributions on the Trust Preferred Securities issued by such Trust and will not have sufficient funds legally available therefor.

Certain Covenants of HEI

In each Trust Guarantee, HEI will covenant that, so long as any Trust Preferred Securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Guarantee or the Trust Agreement of such Trust, or if HEI has exercised its option to defer interest payments on the Company Debentures by extending the interest payment period and such period or extension thereof shall be continuing, then (a) HEI shall not declare or pay any dividend (other than a stock dividend) on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (except for dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and other than (i) purchases or acquisitions of shares of HEI Common Stock in connection with the satisfaction by HEI of its obligations under any employee benefit plans or any other contractual obligation of HEI, (ii) as a result of a reclassification of HEI capital stock or the exchange or conversion of one class or series of HEI capital stock for another class or series of HEI capital stock or (iii) the purchase of fractional interests in shares of HEI capital stock pursuant to the conversion or exchange provisions of such HEI capital stock or the security being converted or exchanged), (b) HEI shall not make any payment or cause any payment to be made that would result in, and shall take such action as shall be necessary to prevent, the payment of any dividends on, any distributions with respect to, any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any comparable equity interests, and (c) HEI shall not make any guarantee payments with respect to the foregoing (other than pursuant to such Trust Guarantee or any other guarantee by HEI with respect to comparable securities).

Modification of the Trust Guarantees; Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of HEI and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable Trust then outstanding. Except in connection with any merger or consolidation of HEI with or into another entity or any sale, transfer or lease of HEI’s assets to another entity, each as permitted by the Junior Indenture, HEI may not assign its rights or delegate its obligations under such Trust Guarantee without the prior approval of the holders of at least a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Trust.

Termination

Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Trust (a) upon full payment of the Redemption Price of all Trust Preferred Securities of such Trust, (b) upon distribution of the Company Debentures held by such Trust to the holders of the Trust Securities of such Trust or (c) upon full payment of the amounts payable in accordance with the Trust Agreement of such Trust upon liquidation of such Trust. Notwithstanding the foregoing, each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Guarantee.

Events of Default

An event of default under a Trust Guarantee will occur upon the failure of HEI to perform any of its payment or other obligations thereunder.

The holders of a majority in liquidation amount of the Trust Preferred Securities relating to such Trust Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under such Trust Guarantee. If the Trust Guarantee Trustee fails to enforce its rights under a Trust Guarantee after a holder of record of Trust Preferred Securities has made a written request that the Trust Guarantee Trustee do so, such holder of record may institute a legal proceeding directly against HEI to enforce the Trust Guarantee Trustee’s rights and the obligations of HEI under such Trust Guarantee, without first instituting a legal proceeding against the relevant Trust, the Trust Guarantee Trustee or any other person or entity.

Status of the Trust Guarantees

The Trust Guarantees will constitute unsecured obligations of HEI and will rank (i) subordinate and junior in right of payment to all other liabilities of HEI, except those made equal or subordinate by their terms, (ii) equal with the most senior preferred or preference stock now or hereafter issued by HEI and with any guarantee hereafter entered into by HEI in respect of any preferred or preference stock or trust preferred securities of any affiliate of HEI and (iii) senior to HEI Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by the applicable Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

The Trust Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Trust Guarantee without instituting a legal proceeding against any other person or entity).

Information Concerning the Trust Guarantee Trustee

The Trust Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

HEI or its affiliates maintain certain accounts and other banking relationships with U.S. Bank National Association, which is expected to be the Trust Guarantee Trustee. For a description of relationships between U.S. Bank National Association and HEI and its affiliates as of the date hereof, see “Description of Senior Debt Securities and Senior Subordinated Debt Securities — Concerning the Debt Trustee”.

Governing Law

The Trust Guarantees will be governed by, and construed in accordance with, the internal laws of the State of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
COMPANY DEBENTURES AND TRUST GUARANTEES

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust, to the extent the Trust has funds available for the payment, are irrevocably guaranteed by HEI as and to the extent set forth under “Description of Trust Guarantees”. Taken together, HEI’s obligations under the Company Debentures, the Junior Indenture, the Trust Agreement and the related Trust Guarantee and HEI’s agreement to pay the expenses of the Trust, except payments in respect of the Trust Securities, contained in an expense agreement with the Trust provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust’s obligations in respect of the related Trust Preferred Securities. If and to the extent that HEI does not make payments on the Company Debentures issued to a Trust, the Trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Trust Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a Trust when the Trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against HEI for enforcement of payment of its obligations under the Company Debentures having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

Sufficiency of Payments

As long as payments are made when due on the Company Debentures issued to a Trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that Trust, primarily because:

•	the aggregate principal amount of the Company Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and the Trust Common Securities;

•	the interest rate and interest and other payment dates on the Company Debentures will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

•	HEI will pay for any and all costs, expenses and liabilities of the Trust except the Trust’s obligations to holders of the related Trust Preferred Securities; and

•	the applicable Trust Agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Notwithstanding anything to the contrary in the Junior Indenture, HEI has the right to set-off any payment it is otherwise required to make under that Junior Indenture against and to the extent it has previously made, or is concurrently on the date of the payment making, a payment under a Trust Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

If HEI fails to make interest or other payments on the Company Debentures when due (taking account of any extension period), the holders of the Trust Preferred Securities may direct the Property Trustee to enforce its rights under the Company Debentures. If the Property Trustee fails to enforce its rights under the Company Debentures, a holder of Trust Preferred Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against HEI to enforce the Property Trustee’s rights under the Company Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and that event is attributable to HEI’s failure to pay interest or principal on the Company Debentures on the date such interest or principal is otherwise payable (or, in the case of redemption, on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against HEI to obtain payment. Similarly, if HEI fails to make payments under the Trust Guarantee, the Trust Guarantee provides a mechanism whereby the holders of the

Trust Preferred Securities may direct the Trust Guarantee Trustee to enforce its rights thereunder. Alternatively, any holder of Trust Preferred Securities may institute a legal proceeding directly against HEI to enforce the Trust Guarantee Trustee’s rights under the Trust Guarantee without first instituting a legal proceeding against the Trust, the Trust Guarantee Trustee, or any other person or entity.

Limited Purpose of Trust

The Trust Preferred Securities issued by a Trust represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Company Debentures. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Company Debenture is that a holder of a Company Debenture is entitled to receive from HEI payments on Company Debentures held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a Trust, or from HEI under a Trust Guarantee, only if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of a Trust, other than any dissolution involving the distribution of the related Company Debentures, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Preferred Securities issued by the Trust will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. Since HEI is the guarantor under each of the Trust Guarantees and has agreed to pay for all costs, expenses and liabilities of each Trust, other than each Trust’s obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Company Debentures relative to other creditors and to HEI’s shareholders in the event of HEI’s liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Under its Restated Articles of Incorporation, as amended (the “Articles”), HEI is authorized to issue 200,000,000 shares of Common Stock without par value (“Common Stock”) and 10,000,000 shares of Preferred Stock without par value (“Preferred Stock”). In connection with a Stockholders Rights Plan that was adopted on October 28, 1997, the HEI Board of Directors authorized and designated one series of preferred stock, being 500,000 shares of Series A Junior Participating Preferred Stock. However, the Board of Directors allowed the Stockholders Rights Plan to expire by its terms on November 1, 2007 and, accordingly, there is no intention to issue the Series A Junior Participating Preferred Stock. Nevertheless, the Series A Junior Participating Preferred continues to be a part of HEI’s Articles and is described below.

The following description of the terms of HEI’s capital stock sets forth the general terms and provisions of HEI’s capital stock and does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles, HEI’s By-laws and the resolution creating the Series A Junior Participating Preferred Stock.

Common Stock

General.  The outstanding shares of Common Stock, other than shares of restricted stock issued from time to time under HEI’s Stock Option and Incentive Plan of 1987 (as amended) until such restrictions are satisfied, are fully paid and nonassessable. Additional shares of Common Stock, when issued, will be fully paid and nonassessable when the consideration for which HEI’s board of directors authorizes their issuance has been received by HEI. The holders of Common Stock have no preemptive rights and there are no applicable conversion, redemption or sinking fund provisions.

Common Stock is transferable at the Shareholder Services Office of the Company, American Savings Bank Tower, 8th Floor, 1001 Bishop Street, Honolulu, Hawaii 96813, and at the office of Continental Stock Transfer & Trust Company, Co-Transfer Agent and Registrar, 17 Battery Place, New York, New York 10004.

Dividend Rights and Limitations.  Stock and cash dividends may be issued and paid to the holders of Common Stock as and when declared by the Board of Directors, provided that, after giving effect to the payment of cash dividends, HEI is able to pay its debts as they become due in the usual course of its business and HEI’s total assets are not less than the sum of its total liabilities plus the maximum amount that then would be payable in any liquidation in respect of all outstanding shares having preferential rights in liquidation. All shares of Common Stock will participate equally with respect to dividends.

HEI is a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, borrowings and sales of equity. The ability of certain of HEI’s direct and indirect subsidiaries to pay dividends or make other distributions to HEI, or to make loans or extend credit to or purchase assets from HEI, is subject to contractual, statutory and regulatory restrictions, including without limitation the provisions of an agreement with the PUC (pertaining to HEI’s electric utility subsidiaries) and the minimum capital requirements imposed by law on ASB, as well as restrictions and limitations set forth in debt instruments, preferred stock resolutions and guarantees. HEI does not expect that the regulatory and contractual restrictions applicable to HEI or its direct or indirect subsidiaries will significantly affect its ability to pay dividends on its Common Stock. Please see “Business — Regulations and other matters — Restrictions on dividends and other distributions” in HEI’s Annual Report on Form 10-K for the year ended December 31, 2007 for a more complete description of the ability of certain of HEI’s subsidiaries to pay dividends or make other distributions to HEI.

Liquidation Rights.  In the event of any liquidation, dissolution, receivership, bankruptcy, disincorporation or winding-up of the affairs of HEI voluntarily or involuntarily, holders of Common Stock are entitled to any assets of HEI available for distribution to HEI’s stockholders after the payment in full of any preferential amounts to which holders of any Preferred Stock may be entitled. All shares of Common Stock will rank equally in the event of liquidation.

Voting Rights.  Holders of Common Stock are entitled to one vote per share, subject to such limitation or loss of right as may be provided in resolutions which may be adopted from time to time creating issues of Preferred Stock or otherwise. At annual and special meetings of stockholders, a majority of the outstanding shares of Common Stock constitutes a quorum, the election of directors requires a plurality of votes cast, and any other action may be approved if the votes cast in favor of the action exceed the votes cast opposing the action, except (a) as otherwise required by law, (b) as provided by the Articles, (c) as provided by HEI’s By-laws (including with respect to the amendment of certain provisions of HEI’s By-laws) and (d) except as may be provided in resolutions that may be adopted from time to time creating series of Preferred Stock or otherwise.

Under HEI’s current By-laws, one-third (as nearly as possible) of the total number of directors is elected at each annual meeting of stockholders and no holder of Common Stock is entitled to cumulate votes in an election of directors so long as HEI shall have a class of equity securities registered pursuant to the Exchange Act which are listed on a national securities exchange or traded over-the-counter on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System. Under HEI’s By-laws, directors may be removed by shareholders at any special meeting of shareholders; provided that if a director is elected by a voting group of shareholders, only shareholders of that voting group may participate in the vote to remove the director.

An amendment to the provisions in the By-laws relating to (1) matters which may be brought before an annual meeting, (2) matters which may be brought before a special meeting, (3) cumulative voting, (4) the number and staggered terms of members of the Board of Directors, (5) removal of directors and (6) amendment of the By-laws must in each case be approved either (a) by the affirmative vote of 80% of the shares entitled to vote generally with respect to election of directors voting together as a single class, or (b) by the affirmative vote of a majority of the entire Board of Directors plus a concurring vote of a majority of the “continuing directors” (as that term is defined in Article XXI of the By-laws) voting separately and as a subclass of directors.

The provisions of HEI’s By-laws referred to in the foregoing two paragraphs, and the statutory provisions referred to below, may have the effect of delaying, deferring or preventing a change in control of HEI.

Preferred Stock

General.  Preferred Stock may be authorized by the Board of Directors for issuance in one or more series, without action by stockholders and with such preferences, voting powers, restrictions and qualifications as may be fixed by resolution of the Board of Directors authorizing the issuance of those shares. Under current Hawaii law, all shares of a series of preferred stock must have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series in the same class. Under the current Articles, there is no restriction on the repurchase or redemption of shares of Preferred Stock at a time when there is an arrearage in the payment of dividends or sinking fund installments.

If and when authorized by the Board of Directors, Preferred Stock may be preferred as to dividends or in liquidation, or both, over the Common Stock. For example, the terms of the Preferred Stock, if and when authorized, could prohibit dividends on shares of Common Stock until all dividends and any mandatory redemptions have been paid with respect to shares of Preferred Stock. In addition, the Board of Directors may, without stockholder approval, issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or economic rights of the holders of Common Stock. Issuance of Preferred Stock by HEI could thus have the effect of delaying, deferring or preventing a change of control of HEI. The first and only series of Preferred Stock that has been authorized by the Board of Directors as of the date of this prospectus is the Series A Junior Participating Preferred Stock that was created in connection with the establishment of HEI’s Stockholder Rights Plan, none of which Preferred Stock has been issued. Since the Rights Agreement has now expired, it is not contemplated that any shares of the Series A Junior Participating Preferred Stock will be issued.

Principal Terms of the Series A Junior Participating Preferred Stock.  On October 28, 1997, the Board of Directors of HEI authorized a series of 500,000 shares of Preferred Stock, designated the Series A Junior Participating Preferred Stock. The Series A Junior Participating Preferred Stock is without par value, and was created in conjunction with the Board’s adoption of the Rights Agreement described above. The Series A Junior Participating Preferred Stock was created to be available for purchase under certain circumstances, as set forth in the now-expired Rights Agreement. The exercise price for one one-hundredth of a share of Series A Junior Participating Preferred Stock is $112, subject to adjustment.

The Series A Junior Participating Preferred Stock ranks junior to all other series of Preferred Stock as to the payment of dividends and distribution of assets, unless the terms of any such series provide otherwise. If declared by the Board of Directors out of funds legally available therefor, the dividend rate for the Series A Junior Participating Preferred Stock is the greater of $61.00 per quarter, or 200 times the then current quarterly dividend per common share (as adjusted for the 2004 2-for-1 stock split and subject to future adjustment to reflect stock dividends, subdivisions or combinations). Whenever quarterly dividends on the Series A Junior Participating Preferred Stock are in arrears, dividends or other distributions may not be made on the Common Stock or on any series of Preferred Stock ranking junior to the Series A Junior Participating Preferred Stock. Upon liquidation, no holders of shares ranking junior to the Series A Junior Participating Preferred Stock shall receive any distribution until all holders of the Series A Junior Participating Preferred Stock shall have received $100 per share, plus any unpaid dividends (the “Series A Liquidation Preference”). Following payment of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preferred Stock unless holders of Common Stock receive an amount equal to the Series A Liquidation Preference divided by 200, as adjusted, and thereafter (and after taking into account any amounts that may then be due to holders of any other series of Preferred Stock) the holders of the Series A Junior Participating Preferred Stock shall be entitled to share in the remaining assets of HEI with the holders of the Common Stock, ratably on a per share basis in the ratio of 200 to 1 with respect to Preferred Stock and Common Stock. In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 200 votes (as adjusted for the 2004 stock split and subject to further adjustment) on all matters submitted to a vote of the stockholders of HEI, voting together with the Common Stock. If dividends on any Series A Junior Participating

Preferred Stock are in arrears in an amount equal to six quarterly dividends, then until dividends for all previous quarters and for the current quarter have been declared and paid or set aside for payment, the holders of Series A Junior Participating Preferred Stock, voting as a class with holders of other series of Preferred Stock who are then entitled to vote thereon, shall also have the right to elect two directors to HEI’s Board of Directors. The shares of Series A Junior Participating Preferred Stock are not redeemable.

Restriction on Purchases of Shares and Consequences of Substantial Holdings under Certain Hawaii and Federal Laws

Provisions of Hawaii and federal law, some of which are described below, place restrictions on the acquisition of beneficial ownership of 5% or more of the voting power of HEI. The following does not purport to be a complete enumeration of all of these provisions, nor does it purport to be a complete description of the statutory provisions that are enumerated. Persons contemplating the acquisition of 5% or more of the issued and outstanding shares of HEI’s Common Stock should consult with their legal and financial advisors concerning statutory and other restrictions on such acquisitions.

The Hawaii Control Share Acquisition Act places restrictions on the acquisition of ranges of voting power (starting at 10% and at 10% intervals up to a majority) for the election of directors of HEI unless the acquiring person obtains approval of the acquisition, in the manner specified in the Hawaii Control Share Acquisition Act, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, exclusive of the shares beneficially owned by the acquiring person, and consummates the proposed control share acquisition within 180 days after shareholder approval. If such approval is not obtained, the statute provides that the shares acquired may not be voted for a period of one year from the date of acquisition, the shares will be nontransferable on HEI’s books for one year after acquisition and HEI, during the one-year period, shall have the right to call the shares for redemption either at the prices at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.

Under provisions of the Hawaii Business Corporation Act, subject to certain exceptions, HEI may not be a party to a merger or consolidation unless the merger or consolidation is approved by the holders of at least 75% of all of the issued and outstanding voting stock of HEI.

Under provisions of Hawaii law regulating public utilities, not more than 25% of the issued and outstanding voting stock of certain public utility corporations, including HECO and its wholly owned electric utility subsidiaries, may be held, directly or indirectly, by any single foreign corporation or any single nonresident alien, or held by any person, without the prior approval of the PUC. The acquisition of more than 25% of the issued and outstanding voting stock of HEI in one or more transactions might be deemed to result in the holding of more than 25% of the voting stock of its electric utility subsidiaries. In addition, HEI is subject to an agreement entered into with the PUC when HECO became a wholly-owned subsidiary of HEI. This agreement provides that the acquisition of HEI by a third party, whether by purchase, merger, consolidation or otherwise, requires the prior written approval of the PUC.

Federal law restricts acquisitions of a bank and any entity considered to be its holding company by establishing thresholds of “control” the acquisition of which requires prior regulatory approval and by limiting the types of persons and entities eligible to acquire such control. The primary federal banking regulator of ASB is the OTS. As a result of HEI’s indirect ownership of ASB, both HEI and HEI Diversified, Inc. (“HEIDI”), the direct parent corporation of ASB, are also subject to a certain degree of regulation by the OTS as “unitary savings and loan holding companies” (i.e., companies whose subsidiaries include a savings association and one or more nonfinancial subsidiaries). The Gramm-Leach-Bliley Act prohibits the creation of new so-called “unitary savings and loan holding companies,” although the unitary savings and loan holding company relationship among HEI, HEIDI and ASB is “grandfathered” under this Act so that HEI and its subsidiaries will be able to continue to engage in their current activities. The effect of this prohibition is that any acquisition of HEI is likely to require a divestiture of ASB or of its assets and liabilities. Federal law also limits the persons and entities eligible to acquire ASB or its assets and liabilities.

The thresholds of “control” which will trigger the need for notice to the OTS and, in certain instances, prior OTS approval are, with respect to transactions for which OTS is the primary federal banking regulator, set forth in federal statutes and the OTS regulations. Generally, no company, or any director or officer of a savings and loan holding company, or person who owns, or controls or holds with power to vote more than 25% of the voting stock of such holding company, may acquire control of a bank insured by the FDIC or its holding company without the prior written approval of the OTS. In addition, no person (other than certain persons affiliated with a savings and loan holding company) may acquire control of a bank or savings and loan holding company, unless the OTS has been given 60 days’ prior written notice of the acquisition and has not objected to it. “Control” in this context means the acquisition of, control of, or holding proxies representing, more than 25% of the voting shares of HEI or the power to control in any manner the election of a majority of the directors of HEI. Moreover, under OTS regulations, one would be determined, subject to rebuttal, to have acquired control if one acquires more than 10% of the voting shares of HEI and is subject to one of certain specified “control factors”. Anyone acquiring more than 10%, or additional stock above 10%, of any class of shares of HEI is required to file a certification with the OTS. Companies that are already qualified as savings and loan association holding companies are subject to even lower thresholds of voting share acquisition than the more generally applicable 25% and 10% thresholds just described. Such companies may not acquire more than 5% of the voting shares of HEI without prior OTS approval.

Dividend Reinvestment and Stock Purchase Plan

Any individual of legal age or entity is eligible to participate in the HEI Dividend Reinvestment and Stock Purchase Plan by making an initial cash investment in Common Stock, subject to applicable laws and regulations and the requirements of the plan. Holders of Common Stock, and holders of Preferred Stock of HEI’s electric utility subsidiaries, may automatically reinvest some or all of their dividends to purchase additional shares of Common Stock at market prices (as defined in the plan). Participants in the plan may also purchase additional shares of Common Stock at market prices (as defined in the plan) by making cash contributions to the plan. HEI reserves the right to suspend, modify or terminate the plan at any time. Shares of Common Stock issued under the plan may either be newly issued shares or shares purchased by the plan on the open market. Participants do not pay brokerage commissions or service charges in connection with purchases of newly issued shares, but do pay their pro rata share of brokerage commissions if the plan purchases shares for participants on the open market.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

HEI may issue stock purchase contracts, including contracts obligating holders to purchase from HEI, and HEI to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock and the number of shares of Common Stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

•	Senior Debt Securities or Senior Subordinated Debt Securities,

•	debt obligations of third parties, including U.S. treasury securities, or

•	Trust Preferred Securities issued by a Trust, all of whose Trust Common Securities are owned by HEI securing the holders’ obligations to purchase the Common Stock under the stock purchase contracts. The stock purchase contracts may require HEI to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depository arrangements.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of Debt Securities (other than Company Debentures issued to a Trust), Preferred Stock and Trust Preferred Securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Global securities may be exchanged in whole for certificated securities only if:

•	the depository notifies HEI that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, HEI thereupon fails to appoint a successor depository within 90 days;

•	HEI, at its option, notifies the trustee or other agent in writing that it elects to cause the issuance of certificated securities; or

•	there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In any such case, HEI has agreed to notify the applicable trustee or other agent in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC.

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC or its custodian.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults and proposed amendments to the security documents. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.

Redemption notices shall be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the applicable registrant as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the applicable registrant or the agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, the agent or the applicable registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the applicable registrant or the agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its participant, to the tender or remarketing agent, and shall effect delivery of such securities by causing the Direct Participant to transfer such participant’s interest in the securities, on DTC’s records, to such agent. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered securities to such agent’s DTC account.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, HEI or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

HEI and any Trust may sell any of the securities offered by this prospectus (the “Offered Securities”) to the public or to institutional investors, in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents, (iii) to or through underwriters or (iv) through dealers.

Offers to purchase Offered Securities may be solicited directly by HEI and/or any Trust, as the case may be, or by agents designated by HEI and/or a Trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this prospectus is delivered will be named, and any commissions payable by HEI to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If an underwriter or underwriters are utilized in the sale of Offered Securities in respect of which this prospectus is delivered, such Offered Securities will be acquired by such underwriter or underwriters for its own account or their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of such Offered Securities will be named in, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of, the applicable prospectus supplement. In connection with the sale of such Offered Securities, underwriters may receive compensation from HEI in the form of underwriting discounts or commissions and may also receive commissions from purchasers of any such Offered Securities for whom they may act as agent. Unless otherwise set forth in such prospectus supplement, the obligations of such underwriter or underwriters will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such Offered Securities if any are purchased.

If a dealer is utilized in the sale of the Offered Securities in respect of which this prospectus is delivered, HEI and/or any Trust, as the case may be, will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The dealer involved in the offer or sale of such Offered Securities will be named, and any discounts or commissions allowed or reallowed or paid to the dealer will be set forth, in the prospectus supplement.

HEI may make sales of its common stock to or through one or more underwriters or agents in at-the-market offerings pursuant to the terms of a distribution agreement or selling agent’s agreement between HEI and the underwriters or agents. If HEI engages in at-the-market sales pursuant to a distribution agreement or selling agent’s agreement, HEI will issue and sell shares of its common stock to or through one or more underwriters or agents, which may act on any agency basis or on a principal basis. During the term of any such agreement, HEI may sell shares on a daily basis in exchange transactions or otherwise as it agrees with the underwriters or agents. The agreement may provide that any shares of HEI common stock sold will be sold at prices related to the then prevailing market prices for its securities. Therefore, exact figures regarding net proceeds to HEI or commissions to be paid are impossible to determine and will be described in a prospectus supplement. Pursuant to the terms of the agreement, HEI also may agree to sell, and the relevant underwriters or dealers may agree to solicit offers to purchase, blocks of HEI common stock. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter or agent acts as principal pursuant to the terms of a distribution agreement or selling agent’s agreement, or if HEI offers to sell shares of its common stock through another broker-dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common stock. HEI will describe any such activities in the prospectus supplement relating to the transaction.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular Offered Securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the Offered Securities to be higher than it would otherwise be in the absence of such transactions.

Any underwriters, dealers or agents participating in the distribution of the Offered Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled, under agreements entered into with HEI and the Trusts, to indemnification by HEI and the Trusts against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of these liabilities. Agents, dealers and underwriters may engage in transactions with or perform services for HEI or its affiliates for which they receive compensation in the ordinary course of business.

Unless otherwise specified in a prospectus supplement, except for the Common Stock, which is listed on the New York Stock Exchange, the Offered Securities will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the Offered Securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the Offered Securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the Offered Securities. If no such determination has been made, the prospectus supplement will so state.

HEI may enter into derivative transactions with third parties in which these third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by HEI or borrowed from HEI or others to settle those sales or to close out any related borrowings of stock, and may use securities received from HEI in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and will be identified as such in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the Offered Securities (except for the Trust Preferred Securities) and certain matters relating thereto will be passed upon for HEI by Goodsill Anderson Quinn & Stifel LLP, 1800 Alii Place, 1099 Alakea Street. Honolulu, Hawaii 96813. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of each of the Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts and HEI. Certain legal matters will be passed upon for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of HEI and its subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference and included in, respectively, HEI’s Annual Report on Form 10-K, for the year ended December 31, 2007, which is incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement of which this prospectus is a part, and upon the authority of said firm as experts in accounting and auditing. The audit reports refer to changes in the method of accounting for income taxes in 2007 and stock compensation in 2006.

5,000,000 Shares

Hawaiian Electric Industries, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

Goldman, Sachs & Co.
Robert W. Baird & Co.
D. A. Davidson & Co.

December 2, 2008